Exhibit 2.1

CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED WITH [***] HAS BEEN EXCLUDED IN ACCORDANCE WITH REGULATION S-K ITEM 601(B)(2) BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DATED	24 February 2026

	INFITERRA HOLDING LIMITED	(1)
	CLIMB GLOBAL SOLUTIONS, INC.	(2)
	VASSILIOS ZOGRAFOS	(3)
	APOSTOLOS KARAKAXAS	(4)

SHARE PURCHASE AGREEMENT relating to the sale and purchase of the whole of the issued share capital of Interworks Single Member SA

CONTENTS

1	DEFINITIONS	1
2	Interpretation	7
3	SALE AND PURCHASE	8
4	LOCKED BOX	9
5	CONSIDERATION	9
6	COMPLETION	9
7	POST-COMPLETION OBLIGATIONS	12
8	repayment of loans and release of guarantees	13
9	WARRANTIES	14
10	W&I Policy Assurance	15
11	RESTRICTIVE COVENANTS	15
12	INDEMNITIES	17
13	CONFIDENTIALITY AND USE OF NAMES	19
14	TAX	19
15	GENERAL	19
16	Governing law and jurisdiction	23
Schedule 1 Details of the Target		25
Schedule 2 Warranties		26
Schedule 3 Properties		49
Schedule 4 Intellectual Property		50
Schedule 5 Tax		52
Schedule 6 Warranty Limitations		68
Schedule 7 Permitted Payments		72

i

Agreed Form Documents

Disclosure Letter

EV to Equity Bridge

Repayment confirmation letter of the ΚΟΡΜΟΣ loan

Locked Box Accounts

W&I Policy

TSA

ii

DATE OF AGREEMENT	2026

PARTIES

(1)

INFITERRA HOLDING LIMITED, a company incorporated in Cyprus (Registration Number: ΗΕ 385070) whose registered office is at Martiou, 19, Floor 3, Flat/Office 301, Egkomi 2408, Nicosia, Cyprus ("Seller");

(2)

CLIMB GLOBAL SOLUTIONS, INC., a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (Registration Number 13-3136104) whose registered seat is in Eatontown, New Jersey 07724 (4 Industrial Way West, 3rd floor) ("Buyer");

(3)	VASSILIOS ZOGRAFOS of [***] ("VZ"); and

(4)	APOSTOLOS KARAKAXAS of [***] ("AK").

INTRODUCTION

A	The Seller is the legal and beneficial owner of the whole of the issued share capital of the Target (as defined below).

B	The Seller has agreed to sell the whole of the issued share capital of the Target to the Buyer on, and subject to, the terms of this agreement.

C	VZ and AK have agreed to become parties to this agreement for the purpose of receiving the benefit of the undertakings and indemnities contained in clause 8 and providing the covenants in clause 11.

IT IS AGREED THAT:

1	DEFINITIONS

In this agreement the following words and expressions have the following meanings.

"Anti-Corruption Laws" means any and all statutes, statutory instruments, by-laws, orders, directives, treaties, decrees and laws which relate to anti-bribery and/or anti-corruption passed and in force in any jurisdiction which are applicable to the Target and its Connected Persons which prohibits corruption, including any legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (and for this purpose "corruption" includes offering, promising or giving a financial or other advantage to a person intending it to induce him to perform improperly any function of a public nature or to reward him for so doing), or any other regulatory requirement.

"Business Day" means any day (other than a Saturday, Sunday or a bank or public holiday) during which clearing banks are open for business in the City of London and Nicosia, Cyprus.

"Buyer's Group" means the Buyer, any subsidiary of the Buyer, any holding company of the Buyer and any subsidiary of any holding company of the Buyer for the time being and, from Completion, shall include the Target.

"Buyer's Solicitors" means Moore Barlow LLP of Gateway House, Tollgate, Chandler's Ford, Eastleigh SO53 3TG.

"Carved-Out Business" means the subscription commerce platform business operating under the name "Infiterra" previously operating within the Target that was transferred pursuant to the Final Demerger Deed.

"Change of Control" occurs if a person who "controls" any body corporate ceases to do so or if another person acquires "control" of it.

"Completion" means completion of the sale and purchase of the Shares in accordance with clause 6.

"Confidential Business Information" means all information of a secret or proprietary or confidential nature (whether or not stored in any permanent medium) and not publicly known which is owned by the Target or which is used in or otherwise relates to the business, customers, suppliers or financial or other affairs of the Target, including information relating to:

(a)	the business methods, technical processes, products, services, corporate plans, management systems, finances, new business opportunities or research and development projects of the Target; or

(b)

algorithms, business processes, software, source code, software applications, business function descriptions, business and sales information and plans in any case relating exclusively to the Target; or

(c)

the marketing or sales of any past or present or future products or services exclusively of the Target including customer or potential customer names and lists and other details of or relating to customers or potential customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys and advertising and other promotional materials; or

(d)	future projects, products or services, business development or planning, commercial relationships and negotiations; or

(e)

any trade secrets or other information relating to the provision of any product or service of the Target and any information in respect of which the Target owes an obligation of confidentiality to any third party.

"Consideration" means the sum of €10,973,302.75.

"Data Protection Laws" means all laws, decisions, codes of practice and guidance relating to data protection and privacy which are from time to time applicable to the Target, including (i) GDPR and all related national laws, regulations and secondary legislation; and (ii) Law 3471/2006 and all other applicable national laws and regulations implementing European Directive 2002/58/EC.

"Disclosed" means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

"Disclosure Disc" means the USB drive containing the Disclosure Materials.

"Disclosure Materials" means the bundle of documents in agreed form as listed in the index scheduled to the Disclosure Letter.

"Disclosure Letter" means the letter in the agreed form dated the same date as this agreement from the Seller to the Buyer disclosing information relating to certain of the Warranties and the Tax Warranties, together with the Disclosure Materials as contained on the Disclosure Disc.

"Domain Names" means the domain names listed in Part 3 of Schedule 4.

"EV to Equity Bridge" means the schedule in agreed form detailing the enterprise value to equity value calculation (including any adjustments).

"Final Demerger Deed" means the demerger agreement dated 19 September 2025 entered into between the Target and Infiterra Single Member SA.

"Fundamental Warranties" means the warranties set out in paragraphs 1 and 2, of Schedule 2.

"GDPR" means the General Data Protection Regulation (EU) 2016/679 (GDPR), Law 4624/2019.

"Greek Company Law" means law 4548/2018, regulating societe anonymes.

"Indemnity Claim" means a claim under any of the indemnities in clause 12.

"Individual Accounts" means the audited individual company accounts of the Target including the statement of financial position as at the Last Accounts Date, and statement of comprehensive income, the statement of cash flows and statement of changes in equity for the accounting period ended on the Last Accounts Date, and the related reports and notes to the accounts as required by law and applicable accounting standards (copies of which are contained in the Disclosure Materials).

"Intellectual Property Rights" means any patents and rights in inventions, business processes and systems, trade marks, service marks, business or trade names (including internet domain names and email address names), goodwill (including the right to sue for passing off or unfair competition) or the style of presentation of goods or services, rights in get up or trade dress, design rights, registered designs, utility models, copyrights (including rights in computer software), moral rights, database rights, semi-conductor topography rights, and rights in trade secrets and other confidential information, formulae, know-how, and all other intellectual and industrial property rights (or similar rights) of any kind in any part of the world, whether registered or not or capable of registration or not and including the right to apply for and claim priority from and all applications for any of the foregoing rights and the right to sue for infringements of any of the foregoing rights and the right to retain any financial or other relief, together with all renewals, extensions and revivals of such rights or applications, whether vested, contingent, or future.

"IPR Licences" means any licences, sub-licences, agreements, consents, authorisations and permissions, whether express or implied, which make provision for the use, enjoyment and/or exploitation by:

(a)	the Target of any Third Party Intellectual Property Rights; and

(b)	any third party of any Target Intellectual Property Rights.

"Last Accounts Date" means December 31 2025.

"Law" means any and all civil and common law, statute, subordinate legislation, treaty, regulation, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution or judgement of any government, quasi-government, statutory or regulatory body (or court or administrative or other agency thereof) and from time to time applicable to or affecting any member of the Target, its business, employees or assets in any jurisdiction.

"Leakage" means each and any of the following:

(a)

any payment of any nature made by the Target to or for the benefit of the Seller or any of its associates (including management charges or fees, royalty payments, licence fees, monitoring fees, consulting fees, interest payments, loan payments, service or other fees or compensation of any kind);

(b)	any bonus declared or awarded (unpaid or paid) by the Target to the Seller or any of its associates or any of their respective employees;

(c)	any transfer or surrender of assets, rights or other benefits by the Target to or for the benefit of the Seller or any of its associates;

(d)	the Target assuming or incurring any liabilities or obligations for the benefit of the Seller or any of its associates;

(e)	the provision of any guarantee or indemnity or the creation of any Security Interest by the Target in favour of or for the benefit of the Seller or any of its associates;

(f)

any waiver, discount, deferral, release or discharge by the Target of: (i) any amount, obligation or liability owed to it by the Seller or any of its associates; or (ii) any claim (howsoever arising) against the Seller any of its associates;

(g)	any dividend, distribution of profits or assets or return of capital declared, paid or made by the Target to or in favour of the Seller or any of its associates;

(h)	any payments by the Target in favour of the Seller or any of its associates in respect of the redemption, repurchase or repayment of any securities;

(i)

the Target paying, incurring or otherwise assuming liability for any fees, costs or expenses in connection with the Transaction (including professional advisers' fees, consultancy fees, transaction bonuses, finders fees, brokerage or other commission);

(j)

any Tax payable or incurred (or any Tax which would have been payable or incurred but for the use of a Relief) by the Target as a result of any of the matters referred to in paragraphs (a) to (i) above (without double counting), net of: (1) any Relief which is or will be available in relation to or arising as a result of any of paragraphs (a) to (i) above; and (2) any recoverable value added, turnover, sales, use, distribution or corresponding Tax in relation to or arising as a result of any of paragraphs (a) to (i) above; and

(k)	any agreement, arrangement or other commitment by the Target to do or give effect to any of the matters referred to in paragraphs (a) to (j) above.

"Leakage Undertaking" means the undertaking contained in clause 4.1.

"Locked Box Accounts" means the agreed form unaudited consolidated balance sheet of the Target for the period beginning on and as at the Last Accounts Date and ended on the Locked Box Date (a copy of which is included in the Disclosure Materials).

"Locked Box Claim" has the meaning given to it in clause 4.2.

"Locked Box Date" means December 31 2025.

"Management Accounts" means the unaudited statement of financial position as at the Management Accounts Date and the unaudited income statement of the Target for the one month period ended on the Management Accounts Date (copies of which have been Disclosed in the Disclosure Materials).

"Management Accounts Date" means 31 January 2026.

"Permitted Payment" means the payments, receipts or transactions which are listed in Schedule 7.

"Personal Data" has the meaning given in Article 4(1) of the GDPR.

"Previous Accounts" means the accounts equivalent to the Individual Accounts in respect of two (2) accounting periods immediately preceding the accounting period ended on the Last Accounts Date.

"Processor" has the meaning given in Schedule 2, paragraph 12.2(d).

"Properties" means all the freehold and leasehold properties owned or occupied or used by the Target, brief details of which are set out in Schedule 3 and "Property" means any one of them.

"Redemption Statements" shall have the meaning given in clause 6.2(i).

"Registered Intellectual Property Rights" means the Intellectual Property Rights brief details of which are set out in Part 1 of Schedule 4.

"Relief" has the meaning given to "Relief" in Schedule 5.

"Restricted Period" means the period from the date of this agreement and ending on the date falling three years following the date of Completion.

“Retention” shall have the meaning given in Schedule 6.

"Schemes" means the private health and life insurance scheme in place with Generali, scheme number #[***].

"Security Interest" means any mortgage, charge, assignment or assignation by way of security, guarantee, indemnity, debenture, hypothecation, pledge, declaration of trust, lien, option, right of pre-emption, right of set off or combination of accounts or any encumbrance or security interest whatsoever (or an agreement or commitment to create any of the same), howsoever created or arising and whether monetary or not.

“Seller’s Group” means the Seller, any subsidiary of the Seller, any holding company of the Seller and any subsidiary of any holding company of the Seller for the time being.

"Seller's Solicitors" means Squire Patton Boggs (UK) LLP of No1 Spinningfields, 1 Hardman Square, Manchester M3 3EB.

"Shares" means the 6,668 ordinary shares of €30 each in the capital of the Target, being the whole of the issued share capital of the Target as at the date of this Agreement.

"Supervisory Authority" means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws.

"Target" means Interworks Single Member SA brief details of which are set out in Schedule 1.

"Target Intellectual Property Rights" means all Intellectual Property Rights owned by the Target including the Registered Intellectual Property Rights and those unregistered Intellectual Property Rights which subsist in relation to those works, brief details of which are set out in Part 2 of Schedule 4.

"Target/Seller Indebtedness" means all debts, liabilities (whether actual, contingent or prospective) or obligations subsisting or outstanding as at Completion owed by the Target on the one hand to the Seller on the other.

"Tax" has the meaning given to it in Schedule 5.

"Tax Covenant" has the meaning given to it in Schedule 5.

"Tax Warranties" has the meaning given to it in Schedule 5.

"TFEU" means the Treaty of the Functioning of the European Union (2012 consolidated and amended version of the Treaty of Rome 1957).

"Third Party Intellectual Property Rights" means all Intellectual Property Rights used by the Target in connection with their business but not owned by any of them.

"Transaction" means the transaction contemplated by this agreement or any part of that transaction.

"Transaction Documents" means this agreement and each of the documents referred to in this agreement as being in the agreed form and any other agreement or document entered into from time to time pursuant to or in connection with this agreement.

"TSA" means the transitional services agreement between the Target and Seller, in agreed form, entered into on or around the date of this agreement.

"W&I Insurance Contribution Amount" means €63,821.50.

"W&I Insurance Costs" means the costs and expenses payable in respect of the W&I Policy, including the insurance premium, any insurance premium tax, any underwriting fee, any legal fees of the W&I Insurer's legal advisers payable in respect of the W&I Insurance Policy and any broker's commission payable, if and to the extent not reflected in the insurance premium.

"W&I Insurer" means Everest Insurance (Ireland), DAC, UK Branch.

"W&I Policy" means the warranty and indemnity insurance policy in the agreed form to be taken out by the Buyer from the W&I Insurer on or prior to Completion in connection with the Warranties, the Tax Warranties and the Tax Covenant.

"Warranties" means the warranties set out in Schedule 2 and each statement shall be a "Warranty".

2	INTERPRETATION

2.1	References to clauses, paragraphs, schedules and parties are to clauses and paragraphs of, and schedules and parties to, this agreement.

2.2

The recitals and schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement and any references to this agreement include the recitals and the schedules. The headings and contents table in this agreement do not affect its interpretation.

2.3

References to a person include individuals, bodies corporate, partnerships, unincorporated associations, joint ventures, firms, trusts and all other legal entities (whether or not having separate legal personality).

2.4	References to the parties include their respective successors in title, permitted assigns, estates and personal representatives as the case may be.

2.5	References to the singular include a reference to the plural and references to one gender include all genders and vice versa (in each case) unless the context otherwise requires.

2.6	A reference to legislation or legislative provision includes any applicable legislation.

2.7	Unless expressly provided otherwise in this agreement, a reference to legislation, legislative provision and/or subordinate legislation is a reference to it as in force at the time of Completion.

2.8

References to a document being in the "agreed form" are to that document in the form agreed by the parties and initialed by or on behalf of them for identification or agreed by an exchange of emails between the Buyer's Solicitors and the Seller's Solicitors as being in the agreed form.

2.9

An "associate" or a "connected person" in relation to another person are references to a person who is an associate or connected with the other person within the meaning of section 448 of the CTA or sections 993 or 994 of the Income Tax Act 2007, as appropriate and for that purpose a limited liability partnership shall be a connected person to each of its members (and as if in section 450 of the CTA there were substituted for the words "the greater part" the words "20% or more") and/or any affiliated entity within the meaning of article 32 of Greek law 4308/2014, and, for the avoidance of doubt, in relation to any person, any other person or entity controlling, controlled by, or under common control with the specified person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") of a person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such person, whether through ownership of voting securities or other ownership interests, by contract or otherwise, as applicable.

2.10

References to "costs" and/or "expenses" incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax.

2.11	References to a "day" (including the phrase "Business Day") are to a period of 24 hours running from midnight to midnight, unless the context otherwise requires.

2.12

Phrases introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the generality of the words preceding or following those terms.

2.13	The expression "to the extent" shall be read as meaning "if, but only to the extent that" (unless the context otherwise requires).

2.14	References to "writing" or "written" include any modes of reproducing words in a legible and non-transitory form.

2.15

References to any legislation or legislative provision or legal term for any action, remedy, method of judicial proceeding, document, legal status, court, official or any other legal concept or thing shall, be deemed to refer to and include any equivalent or analogous action, remedy, method of judicial proceeding, document, legal status, court, official or other legal concept or thing or what most nearly approximates in that jurisdiction to the legislation or legislative provision or legal term.

3	SALE AND PURCHASE

On and subject to the terms and conditions of this agreement, at Completion the Buyer shall purchase and the Seller shall sell the Shares with full title guarantee and free from all Security Interests, together with all rights that attach (or may in the future attach) to the Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

4	LOCKED BOX

4.1

The Seller warrants and undertakes to the Buyer that, in the period commencing on and including the Locked Box Date up to (and including) Completion, the only payments received by it or any of its associates from the Target have been Permitted Payments, and in particular during that period (except for such Permitted Payments) there has been no Leakage.

4.2

The Seller shall indemnify the Buyer against of any Leakage in breach of the Leakage Undertaking (being a "Locked Box Claim"), and the Seller undertakes to the Buyer to pay or procure payment in cash to the Buyer within 15 Business Days of demand a sum equal to the value or amount necessary to put the Target into the position it would have been if such Leakage had not occurred together with a sum equal to all reasonable costs, losses, liabilities or expenses (including Tax) suffered or incurred by the Buyer or the Target in respect of or arising out of or in connection with such breach.

4.3

The liability of the Seller pursuant to clause 4.2 shall terminate on the date falling 12 calendar months after Completion, unless prior to that date the Buyer has notified the Seller in writing of a Locked Box Claim.

4.4

Any Locked Box Claim which is notified in accordance with this clause 4 but not satisfied, settled or withdrawn will be unenforceable against the Seller on the expiry of the period of 9 months starting from the date of notification to the Seller of the Locked Box Claim as appropriate unless (subject to any order of a competent court extending time for service of the proceedings) proceedings in respect of such Locked Box Claim have been both issued and validly served on the Seller within that period.

4.5	Nothing in this clause 4 shall have the effect of limiting, restricting or excluding the liability of the Seller in respect of a claim arising as a result of its own fraud.

5	CONSIDERATION

The consideration for the purchase of the Shares shall be an amount equal to the Consideration. The Consideration shall be paid in cash on Completion (in accordance with clause 6.6(b)).

6	COMPLETION

6.1

Completion shall take place at the offices of the Buyer’s Greek solicitors, PPT LEGAL in Athens (15 FIlikis Eterias Square), on the date of this agreement, when each of the events set out in clauses 6.2 to 6.6 shall occur.

6.2	At Completion, the Seller shall (contemporaneously with the matters specified in clause 6.6) deliver or otherwise make available to the Buyer or the Buyer's Solicitors:

(a)

duly completed and executed share transfer agreement in the agreed form for the transfer of the Shares in favour of the Buyer (or as it directs) together with the relevant share certificates for the Shares duly annotated and signed, in accordance with the Greek Company Law together with a certified copy of the board of directors resolution for their issuance;

(b)

a legal opinion, in the agreed form, regarding the good standing of the Seller and its capacity to validly enter into the Transaction Documents to which it is a party and take all actions contemplated herein (attaching as evidence of the authority of each person entering into an agreement or document on behalf of the Seller, a copy of a resolution of the board of directors (or a duly authorised committee) of any such and/or a duly executed and valid power of attorney executed by the Seller conferring such authority;

(c)	the W&I Policy duly executed by the Buyer and the W&I Insurer together with evidence of the waiver by the W&I Insurer, contained in the W&I Policy or otherwise, of their rights of subrogation;

(d)	a copy of a resolution of the board of directors (or a duly authorised committee) of the Buyer authorising:

(i)	the purchase of the Shares;

(ii)	the execution of this agreement;

(iii)	the acknowledgment of receipt of the Disclosure Letter; and

(iv)	any other documents required to be delivered by the Buyer.

(e)	the shareholders’ registry of the Target, duly updated executed by the Seller and annotated with the transfer of the Shares;

(f)

the resignation letters of Vassilios Zografos, Evdokia Proikoglou and Apostolos Karakaxas as directors of the Target in the agreed form from their respective offices and a mutual termination agreement for any employment in the Target (if any) in the agreed form, both containing a written acknowledgement executed as a deed from each of them that he or she has no claim against the Target on any grounds whatsoever;

(g)

written correspondence from each of Optima and Eurobank ("Redemption Statements") for the Eurobank Loan (as defined in clause 8) and the Optima Loan (as defined in clause 8) in each case setting out the total amount required to fully redeem the same including (without limitation) all principal, accrued interest, default interest, fees, premia, break costs, early repayment costs and any other sums payable;

(h)	the TSA duly executed by the Seller;

(i)	the Disclosure Letter duly executed by the Seller; and

(j)	the Disclosure Disc.

6.3	At Completion, there shall be delivered or made available to the Buyer:

(a)	a valid tax clearance certificate, a social security clearance certificate and a valid UBO certificate of the Target issued on the date of Completion;

(b)

a valid general certificate issued by the General Commercial Registry, depicting the incorporation of the Target and any amendment of its Articles of Association (incl. any change of corporate name) together with recent solvency certificates in respect of the Target and the Seller and which remains subsisting on the date of Completion;

(c)	the book of minutes of the general meeting of shareholders and the board of directors of the Target duly made up to Completion;

(d)	the shareholders’ registry and other statutory registers of the Target duly made up to Completion;

(e)	all books of accounts and documents of record and all other documents in the possession, custody or control of the Seller in connection with the Target, all complete and up to date;

(f)

the cheque books (if any) and the bank statements relating to all bank accounts of the Target, together with a true copy of the board resolution dated the same date as this agreement that the signatories in all bank accounts of the Target (including having access to bank accounts of the Target, access to e-banking and access to safety deposit boxes) is Mr. Karakaxos only; and

(g)	all access codes and passwords used by the Target, including the bank accounts of the Target, the tax system, the General Commercial Registry.

6.4	At Completion, a board meeting of the Target shall be duly convened and held at which, or a duly passed resolution shall be signed and delivered pursuant to which, with effect from Completion:

(a)	the transfers of the Shares referred to in clauses 6.2(a) shall be approved and registered at the shareholders’ registry;

(b)	the execution of all Transaction Documents to which the Target is a party be approved.

6.5

At Completion and once the actions stipulated under clauses 6.2, 6.3, 6.4 (a) and (b) have occurred, a general meeting of the Target’s shareholders shall be duly convened and held at which, or a duly passed resolution shall be signed and delivered pursuant to which, with effect from Completion the Buyer, as the new sole shareholder of the Target shall elect the Target’s board of directors.

6.6	On Completion (contemporaneously with the matters specified in clauses 6.2 to 6.4) the Buyer shall:

(a)	duly completed and executed share transfer agreement in the agreed form for the transfer of the Shares from the Seller;

(b)

pay the Consideration, less (subject to the W&I Policy having been incepted on or prior to Completion) the W&I Insurance Contribution Amount) by telegraphic transfer to the Seller whose bank account details are as follows:

Bank: [***]

Name: [***]

Address: [***]

IBAN: [***]

BIC: [***]

(c)	deliver or otherwise make to the Seller or the Seller's Solicitors:

(i)	a counterpart of the Disclosure Letter duly executed by the Buyer by way of acknowledgement of receipt;

(ii)	executed copies of any Transaction Document to which it is a party;

(iii)	execute all relevant registrations and annotations in the shareholders’ registry of the Target;

(iv)	the W&I Policy and the no claim declaration, each duly executed by the Buyer and the W&I Insurer;

(v)	a copy of a resolution of the board of directors (or a duly authorised committee) of the Buyer authorising:

(A)	the purchase of the Shares;

(B)	the acknowledgment of receipt of the Disclosure Letter; and

(C)	any other documents required to be delivered by the Buyer.

6.7

Immediately following receipt of the Consideration, the Seller agrees to pay (and VZ and AK jointly and severally agree to procure the payment of) the sum of €1,101,082.75 by telegraphic transfer to the Target in full and final settlement of the Seller’s obligation to repay an intercompany loan balance of equal amount existing as between the Seller and the Target.

6.8	If any of the provisions of clauses 6.2 to 6.4 is not complied with in all material respects by the Seller on the date of Completion, then the Buyer shall be entitled in its absolute discretion:

(a)	to effect Completion so far as is practicable having regard to the defaults which have occurred; or

(b)

to specify a new date for Completion (being a Business Day not more than 10 Business Days after the agreed date for Completion pursuant to clause 6.1), in which event this clause 6 (except for this clause 6.8(b)) shall apply to Completion as so deferred.

7	POST-COMPLETION OBLIGATIONS

7.1	With effect from Completion, the parties agree that the confidentiality agreement dated 9 May 2025 between the Target and the Buyer relating to the Target shall be terminated.

7.2	During the five years following Completion, neither;

(a)	the Seller; nor

(b)	the Buyer or the Target;

will lose, misplace or destroy any Commercial Information which after Completion remains by error in the possession or under the control of that party but which relates exclusively to the other party, and shall promptly deliver it to the other party keeping no records (except as required for compliance with applicable law or tax obligations), upon becoming aware thereof or upon a request of the Target or the Buyer or the Seller (as applicable) to this effect.

7.3	During the five years following Completion;

(a)	the Seller will provide the Buyer; and

(b)	the Buyer will provide the Seller,

promptly on reasonable request (at the expense of the requesting party) with any information specifically requested in their respective possession or control if it is required for the purposes of complying with Regulatory Requirements.

7.4	The following definitions are used in this clause:

"Commercial Information" means all confidential information under the control of (a) the Seller which relates to the Target; or (b) the Target which relates to any member of the Seller’s Group; and

"Regulatory Requirements" means any Law related in any manner whatsoever to the Seller, the Target, the business of the Target and/or any of the transactions contemplated hereby.

8	REPAYMENT OF LOANS AND RELEASE OF GUARANTEES

8.1	The following definitions are used in this clause:

"Eurobank Loan" means all indebtedness of the Target to Eurobank under or in connection with the facility agreement dated 20 April 2025 including all principal, accrued interest, default interest, fees, premia, break costs and any other amounts whatsoever outstanding at Completion.

"Optima Loan" means all indebtedness of the Target to Optima bank under or in connection with the facility agreement dated 26 May 2025 including all principal, accrued interest, default interest, fees, premia, break costs and any other amounts whatsoever outstanding at Completion.

"Guaranteed Liabilities" means all liabilities and obligations of the Target under the Eurobank Loan and the Optima Loan.

"Personal Guarantees" means any guarantees, indemnities, security or other credit support provided by VK and AK in favour of the Eurobank and/or Optima bank solely and exclusively in respect of the Guaranteed Liabilities.

8.2

The Buyer irrevocably undertakes to the Seller that it shall procure that the Eurobank Loan and the Optima Loan are irrevocably and unconditionally repaid and discharged in full at Completion. The Buyer shall be responsible for, and shall pay, all amounts required to effect such repayment, including all principal, accrued interest, default interest, fees, premia, break costs, early repayment costs and any other sums payable in connection with the discharge of the Eurobank Loan and the Optima Loan. The obligations in this clause 8.2 shall survive Completion.

8.3

The Buyer shall indemnify and keep indemnified the Seller, AK and VK on demand and on pound-for-pound basis against all losses, liabilities, damages, claims, demands, actions, proceeding, costs and expenses (including legal and professional fees) arising out of or in connection with the Guaranteed Liabilities, the Personal Guarantees, or any failure by the Buyer to repay or procure repayment of the Eurobank Loan or the Optima Loan or to secure the release of the Personal Guarantees in accordance with this clause 8. The indemnity shall be a continuing indemnity, shall not be subject to any limitation of liability, financial cap, time limitation or other restriction contained elsewhere in this Agreement, shall not be subject to any duty on the part of the Seller to mitigate any loss or liability and shall survive Completion.

9	WARRANTIES

9.1	The Seller warrants to the Buyer that each Fundamental Warranty is true and accurate as at the date of this agreement.

9.2	The Seller further warrants to the Buyer that, save for the Fundamental Warranties, each Warranty and Tax Warranty is true and accurate as at the date of this agreement, subject only to:

(a)	any matter Disclosed;

(b)	the limitations and qualifications set out in this clause 9 and in Schedule 6; and

(c)	in relation to the Tax Warranties only, the limitations and qualifications set out in Schedule 5.

9.3

Each Warranty and Tax Warranty shall be construed as a separate and independent warranty and, except where expressly stated, shall not be limited or restricted by reference to or inference from the terms of any other Warranty, Tax Warranty or any other provision of this agreement, and the Buyer shall have a separate claim and right of action in respect of every breach of Warranty or Tax Warranty (subject to the limitations and qualifications set out in this clause 8, Schedule 5 and Schedule 6).

9.4

The Seller agrees with the Buyer (for themselves and as trustee for the Target and their respective directors, officers and employees) to waive any claim or remedy or right which it may have in respect of any misrepresentation (other than as a result of fraud or fraudulent misrepresentation), inaccuracy or omission in or from any information or advice supplied or given by the Target or a director, officer or employee of the Target for the purpose of assisting the Seller in giving any warranty, representation, undertaking or covenant, in preparing the Disclosure Letter or in entering into this agreement or any other Transaction Document.

9.5

If any Warranty or Tax Warranty is qualified by the expression "so far as the Seller is aware" or "to the best of the knowledge, information and belief of the Seller" or words to such effect, such expression shall mean that the Seller has made due and careful enquiries into the subject matter of that Warranty or Tax Warranty of each of Vassilios Zografos, Evdokia Proikoglou, Apostolos Karakaxas Katerina Moumtzoglou and Stamatis Barbounakis.

9.6

Notwithstanding any other provisions of this agreement or any other Transaction Document, none of the limitations contained in this clause 9, Schedule 5, Schedule 6, Disclosure Letter, nor any statutory limitation shall apply to any claim for breach of the Leakage Undertaking, any claim for breach of the Fundamental Warranties, or any claim for breach of the Warranties or the Tax Warranties or under the Tax Covenant where the fact, matter or circumstance giving rise to the claim arises as a result of fraud or fraudulent misrepresentation on the part of the Seller.

9.7

If any amount is paid by the Seller in respect of a breach of any Warranty or Tax Warranty or otherwise pursuant to this clause 9, the amount of such payment shall be deemed to constitute a reduction in the Consideration to the extent permitted by law.

10	W&I POLICY ASSURANCE

The Seller and the Buyer shall ensure that the W&I Policy includes an express and irrevocable waiver by the W&I Insurer of any rights of subrogation which it might otherwise have had against the Seller.

11	RESTRICTIVE COVENANTS

11.1

The Seller and each of VZ and AK recognise the importance of the goodwill and know-how of the Target to the Buyer which is reflected in the price paid by the Buyer for the Shares. Accordingly, the Seller and each of VZ and AK is prepared to enter into the commitments contained in this clause 11 to ensure that the Buyer's interest in that goodwill and know-how is properly protected.

11.2

Subject to clause 11.3, the Seller and each of VZ and AK covenants with the Buyer that without the prior written consent of the Buyer, neither the Seller nor any of its associates will, either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any person or in any other capacity whatsoever, directly or indirectly:

(a)

during the Restricted Period, directly or indirectly operate or own a business whose primary activity is the purchase and resale of third-party software and/or hardware products to or through resellers, MSPs, or channel partners, in competition with the Target’s business as carried on at Completion; or

(b)	during the Restricted Period, solicit or entice away or seek to entice away any person who is, and was at the date of Completion, employed or directly or indirectly engaged by the Target; or

(c)

during the Restricted Period, canvass, solicit or endeavour to solicit in competition with any part of the business of the Target (as carried on at the date of Completion) the custom of, or orders from, any person who has been a client or customer of the Target at any time during the period of 12 months immediately preceding the date of Completion or a person who is at Completion, or has been at any time during the period of 12 months immediately preceding the date of Completion, in discussions with the Target with a view to becoming a client or customer of the Target; or

(d)

subject to the permitted activities set out in clause 11.3, at any time during the Restricted Period, have any business dealings with any person who has been a client or customer of the Target at any time during the period of 12 months immediately preceding the date of Completion in connection with the provision of goods or services to that client or customer in competition with any part of the business of the Target (as carried on at the date of Completion);

(e)

during the Restricted Period, have any business dealings with, solicit, entice or attempt to entice away any person who is at Completion, or has been at any time during the period of 12 months immediately preceding the date of Completion, a supplier of goods or services to the Target, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying or to reduce its supply of goods and/or services to the Target or to vary adversely the terms upon which it conducts business with the Target or otherwise interfere with or seek to interfere with the continuance of supplies to the Target (or the terms relating to such supplies) from any suppliers who have been supplying components, materials or services to the Target at any time during the period of 12 months immediately preceding the date of Completion;

(f)	at any time after Completion, use in the course of any business:

(i)	the words "Interworks";

(ii)	any trade or service mark, business or domain name, design or logo which, at Completion, is or has been used by the Target in connection with any part of the business; or

(iii)	anything which, in the reasonable opinion of the Buyer, is capable of confusion with the words, marks, names, relevant designs or logos referred to in clause 11.2(f)(i) or 11.2(f)(ii),

save that the Seller’s Group may use the name "Interworks" in the following contexts:

(iv)	in the context of referring to the Seller’s Group’s business as being "formerly part of Interworks" or similar phrase;

(v)	where existing contracts are still in the name of the Target but have been demerged pursuant to the terms of the Final Demerger Agreement.

11.3

The parties agree that the restrictive covenants set out in clause 11.2 apply solely to technology distribution and reseller activities and shall not restrict the Seller, VZ and/or AK from engaging in any other business, role, or investment, including software, SaaS, platforms, services, marketplaces, automation, revenue-share models, or advisory activities. For the avoidance of doubt, providing software, platforms, or services to distributors does not constitute technology distribution. Further, none of the Seller, VZ and/or AK are restricted from:

(a)

working with distributors, MSPs, system integrators, or vendors in any other capacity, including but not limited to advisory, services, implementation, consulting, enablement, or technology partnerships;

(b)	engaging in non-reselling or non-distribution activities, even where such activities involve overlapping customers, partners, or markets; or

(c)	continuing or entering into relationships with third-party vendors or partners where such relationships are not in competition with the business of the Target as carried on at Completion.

Nothing in clause 11.2 shall be construed as preventing the Seller from carrying on its existing business or expanding into adjacent or complementary activities, provided that it does not directly compete with the Target’s reselling and distribution operations as carried on at Completion.

11.4

The restrictions contained in this clause 11 are considered to be reasonable by the Seller in all respects but if any of those restrictions are held to be void in the circumstances where it would be valid if some part were deleted, the parties agree that such restrictions shall apply with such deletion as may be necessary to make it valid and effective.

11.5

The Seller acknowledges that the Buyer is accepting the benefit of the covenants contained in this clause 11 both on its own behalf and on behalf of each member of the Buyer's Group and the Target with the intention that the Buyer may claim against the Seller on behalf of any such person for loss sustained by that person as a result of any breach of any of the covenants contained in this clause.

11.6	Clauses 11.2(a) to 11.2(f) are separate and severable and shall be enforceable accordingly.

11.7	The consideration for the covenants contained in clauses 11.2(a) to 11.2(f) is included in the Consideration.

12	INDEMNITIES

12.1

 Without limiting any other rights or remedies the Buyer may have, the Seller shall indemnify the Buyer and the Target against, and shall pay to the Buyer an amount equal to, all losses suffered or incurred by the Buyer, directly arising from any liabilities, obligations, claims, demands, actions, proceedings, damages, fines, penalties, settlements, costs (including reasonable legal fees) and expenses of whatever nature and whenever arising suffered or incurred by the Buyer or the Target as a result of, relating to, connected with, or arising out of the any of the following matters:

(a)	Carved-Out Business prior to Completion. Without limitation, the liabilities covered by this indemnity shall include any liabilities:

(i)	owed to, or arising in relation to, customers, clients, end-users or distributors of the Carved-Out Business;

(ii)	owed to, or arising in relation to, suppliers, subcontractors, licensors, service providers or agents of the Carved-Out Business;

(iii)

owed to, or arising in relation to, employees, workers, consultants, directors or officers of the Carved-Out Business (including statutory and contractual rights under Greek employment law), such as wages, salaries, bonuses, accrued holiday, pension contributions, termination payments, and claims for unfair dismissal, discrimination, health and safety breaches, or any other employment-related matter;

(iv)	owed under any leases, licences, financing arrangements or other contracts relating to the Carved-Out Business;

(v)

owed to Greek or other governmental, municipal or regulatory authorities (excluding tax), including obligations under employment, health and safety, data protection, product compliance, and environmental laws and regulations, to the extent relating to acts, omissions, circumstances or events occurring prior to Completion;

(vi)

arising from any litigation, arbitration, mediation, investigation, inquiry or other proceeding (actual, threatened or contingent) relating to the Carved-Out Business, in each case to the extent relating to matters arising prior to Completion, but in each case, only to the extent relating exclusively to the Carved-Out Business;

(b)	any of the Redemption Statements being incorrect, incomplete or inaccurate; and

(c)

any requirement by the Target to repay any amounts received prior to Completion in respect of its investment plans and grants as a result of either (i) any act or omission of the Target occurring prior to Completion or (ii) the sale and purchase of the Target by the Buyer.

12.2	The indemnity in clause 12.1 shall not extend to:

(a)	any liability to Tax, which is dealt with under the Tax Covenant; or

(b)	any liability expressly assumed by the Buyer under this Agreement,

(c)

and shall remain in full force and effect without limitation in time, provided that no claim may be brought if and to the extent the relevant liability has been fully discharged, satisfied, settled or otherwise remedied by the Seller.

12.3	Any amount payable by the Seller in respect of an Indemnity Claim shall be paid in full within fifteen (15) Business Days of written demand by the Buyer.

12.4

The Buyer must take reasonable steps to mitigate or minimise any liability, without prejudice to its rights of recovery under clause 12.1, including giving notice as soon as reasonably practicable of the matter giving rise to any potential liability to the Seller, and taking into account the reasonable requests of the Seller in dealing with the matter. If the Buyer recovers from a third party (including insurers) any sum in respect of a liability already indemnified by the Seller, it shall as soon as reasonably practicable account to the Seller for such recovery, less all reasonable costs and expenses of recovery and any Tax payable thereon.

12.5	The Buyer shall give to the Seller prompt notice of any matter giving rise to a potential Indemnity Claim.

13	CONFIDENTIALITY AND USE OF NAMES

The Seller undertakes to the Buyer, the Target and each member of the Buyer's Group that it shall treat as strictly confidential the terms of this agreement and the other Transaction Documents and that it shall not at any time after the date of Completion disclose or use or permit there to be disclosed or used any Confidential Business Information which it has or acquires provided that this clause shall not apply if and to the extent that:

(a)

such Confidential Business Information has ceased to be confidential or come into the public domain (other than as a result of breach of any obligation of confidence by Seller or any of their respective associates); or

(b)	any disclosure of such Confidential Business Information has been authorised in advance in writing by the Buyer; or

(c)	disclosure of the Confidential Business Information concerned is required by any applicable law or regulatory body.

14	TAX

The parties agree that the provisions of Schedule 5 shall apply in this agreement in relation to Tax.

15	GENERAL

15.1

Announcements: the parties shall not make or authorise any announcement concerning the terms of or any matters contemplated by or ancillary to this agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

15.2

Assignment: Other than as permitted by clauses 15.3 and 15.4, no party may assign, transfer, charge, make the subject of a trust or deal in any other manner with any of its rights under this agreement and/or any other Transaction Document or purport to do any of the same without the prior written consent of the other parties.

15.3

Notwithstanding clause 15.2, the Buyer may assign any of its rights under this agreement and/or any other Transaction Document without any requirement for consent to any member of the Buyer's Group provided that the Buyer shall procure that any such member to whom it assigns any of its rights under this clause shall re-assign all such rights to the Buyer immediately prior to it ceasing to be a member of the Buyer's Group. Any assignment made pursuant to this clause shall be subject to the following terms:

(a)	no such assignment shall relieve the Buyer of any of its obligations under this agreement; and

(b)	the assignee acknowledges that the Seller may continue to deal exclusively with the Buyer in respect of all matters relating to this agreement at all times.

15.4

Notwithstanding clause 15.2, the Buyer may assign by way of security any of its rights under this agreement and/or any other Transaction Document to any bank and/or any financial institution lending money or making banking facilities available to the Buyer in connection with the acquisition of the Shares or otherwise.

15.5

Entire agreement: This agreement and the other Transaction Documents constitute the entire agreement between the parties relating to its subject matter and supersede any previous agreements or arrangements between them relating to the same.

15.6

Each party agrees that it has not entered into this agreement or any other Transaction Document in reliance on any representation, statement, covenant, warranty or undertaking made or given by or on behalf of any other party except as expressly set out in this agreement or any other Transaction Document. For the purposes of this clause, each party waives any claim or remedy or right in respect of any representation, statement, covenant, warranty or undertaking made or given by or on behalf of any other party unless and to the extent that a claim lies for breach of this agreement or any other Transaction Document.

15.7	Nothing in clauses 15.5 or 15.6 shall operate to exclude or limit any liability for fraud or fraudulent misrepresentation.

15.8	Variation: No variation of this agreement or any other Transaction Document shall be valid unless it is in writing and signed by or on behalf of the parties.

15.9

Waiver: A waiver of any right or remedy under this agreement or by law is only effective if it is given in writing. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

15.10

A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

15.11

Notices: Any notice or other communication given under this agreement shall be in writing, in the English language and signed by or on behalf of the party giving it and shall be served by delivering it by hand or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside the United Kingdom) or by email (provided that the sender has received a delivery receipt notification, and has not received an out-of-office reply or failure to send notification) to the party due to receive it, to its address or email address set out in clause 15.12.

15.12	The addresses and email addresses of the parties for the purposes of this clause are:

in the case of the Seller: For the attention of: [***] Email: [***] Address: [***] with a copy by email (which shall not constitute notice) sent to: the Seller’s Solicitors Email: [***]

in the case of the Buyer: Address: [***] For the attention of: [***] Email address: [***] with a copy by email (which shall not constitute notice) sent to: the Buyer's Solicitors Email: [***]

in the case of VZ:

Address: [***]

Email address: [***]

in the case of AK:

Address: [***]

Email address: [***]

or such other address or email address as may be notified in writing from time to time by the relevant party to the other parties.

15.13	Subject to clause 15.14, in the absence of evidence of earlier receipt, any notice or other communication given pursuant to this clause shall be deemed to have been received:

(a)	if delivered by hand, at the time of actual delivery to the address referred to in clause 15.12;

(b)	in the case of pre-paid recorded delivery or registered post within the United Kingdom, two Business Days after the date of posting;

(c)	in the case of registered airmail, five Business Days after the date of posting; and

(d)

if sent by email, at the time of receipt by the sender of the email delivery receipt (provided that the sender has received a delivery receipt notification, and has not received an out-of-office reply or failure to send notification).

15.14

If deemed receipt under clause 15.13 occurs before 9.00 am on a Business Day, the notice shall be deemed to have been received at 9.00 am on that day. If deemed receipt occurs on any day which is not a Business Day or after 5.00 pm on a Business Day, the notice shall be deemed to have been received at 9.00 am on the next Business Day. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

15.15

For the avoidance of doubt, notice given under this agreement shall be validly served if sent by email. However, clauses 15.11 to 15.14 shall not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

15.16

In proving such service, it shall be sufficient to prove that the envelope containing such notice was correctly addressed and delivered either to that address or into the custody of the postal authorities in the required form.

15.17

Survival of provisions: Except where this agreement provides otherwise, the provisions of this agreement insofar as they have not been performed at Completion shall remain in full force and effect notwithstanding Completion.

15.18

Further assurance: At all times after Completion, the Seller shall, at its own expense, sign and execute all such documents and do all such acts and things as the Buyer may reasonably require for the purpose of giving full effect to this agreement (other than admitting liability under any provision of this agreement).

15.19	Severance: If any provision or part of any provision of this agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

15.20

Third party rights: Save as otherwise provided in this agreement, a person who is not a party to this agreement shall have no right to enforce this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

15.21

No partnership or agency: Nothing in this agreement and no action taken by the parties under it shall be deemed to constitute any partnership, agency, association, joint venture or other co-operative enterprise between the parties.

15.22

Costs: Except where this agreement provides otherwise each party shall pay its own costs relating to or in connection with the negotiation, preparation, execution and performance by it of this agreement and each Transaction Document and the transactions contemplated by this agreement.

15.23

Interest: Other than as set out in this agreement, if any party fails to pay in full on the due date any amount which is payable to the other party pursuant to this agreement then the amount outstanding shall bear interest both before and after any judgment at 3% per annum over the Bank of England base rate from time to time from the due date until up to and including the date payment is made in full. Such interest shall be compounded and accrued on a daily basis.

15.24

Rights and Remedies: Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

15.25

Inadequacy of Damages: Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone may not be an adequate remedy for any breach of the terms of clause 11 or clause 13 by the Seller. Accordingly, the Buyer may be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of those clauses.

15.26

Gross-up: All amounts payable under this agreement from the Seller to the Buyer shall be paid in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this agreement, the Seller shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.

15.27

If any sum payable by the Seller to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Seller shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax.

15.28

If the Buyer assigns or otherwise transfers the benefit of this agreement, the Seller shall not be liable under clause 15.26 or 15.27, except if and to the extent that the Seller would have been so liable had that assignment not occurred.

15.29

Counterparts and E-Signatures: This agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not become effective until the parties have delivered executed counterparts to each other. Counterparts may be delivered in person or remotely via post or by email attachment. Each counterpart shall constitute an original and together shall constitute a single agreement.

15.30	The parties consent to the execution by or on behalf of each other party to this agreement by electronic signature, provided that such manner of execution is permitted by law.

15.31	The parties:

(a)	agree that an executed copy of this agreement may be retained in electronic form; and

(b)	acknowledge that such electronic form shall constitute an original of this agreement and may be relied upon as evidence of this agreement.

16	GOVERNING LAW AND JURISDICTION

16.1	This agreement and any dispute or claim arising out of or in connection with it (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

16.2

Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales in relation to any claim or matter (including non-contractual disputes or claims) arising under or in connection with this agreement or any other Transaction Document.

IN WITNESS of which this document has been executed and, on the date set out above, delivered as a deed.

SCHEDULE 1
Details of the Target

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

SCHEDULE 2
Warranties

1	AUTHORITY AND CAPACITY

(a)

The Seller has full power and authority to enter into and perform this agreement and all other Transaction Documents which constitute, or when executed will constitute, valid and binding obligations on the Seller which are enforceable in accordance with their respective terms.

(b)	The execution and delivery of, and the performance by the Seller of its obligations under, this agreement and any other Transaction Document will not result in a breach of:

(i)	any provision of the memorandum or Articles of Association of such Seller; or

(ii)	any written agreement or instrument to which the Seller is a party or by which the Seller is bound; or

(iii)	any order, judgment or decree of any court or governmental agency or Security Interest to which the Seller is a party or by which the Seller or any of its respective assets is bound.

(c)

The Seller is not involved in any legal or administrative or arbitration proceedings and no such proceedings are pending or threatened in writing against or by the Seller or any associate of the Seller that challenge or seek to prevent or otherwise delay the transactions contemplated by this agreement and any other Transaction Document. So far as the Seller is aware no event has occurred, or circumstances exist that may give rise to or serve as the basis for any such proceedings.

2	TITLE TO THE SHARES

(a)

There is no Security Interest on, over or affecting any of the Shares and there is no agreement or arrangement to give or create any such Security Interest. No written claim has been or so far as the Seller is aware will be made by any person to be entitled to any such Security Interest.

(b)

The Seller is the sole and undisputed owner of the Shares and has the right to transfer the full legal and beneficial title to the Shares being sold by it free from any Security Interest without the consent of any third party.

3	CORPORATE MATTERS

3.1	Board of Directors

(a)	The board of directors of the Target comprises only the persons whose names are listed in relation to the Target in Schedule 1.

(b)	No director is now or has at any time been subject to any disqualification order.

(c)	Other than the Articles of Association of the Target, there are no written agreements in force regulating the way in which the directors of the Target are obliged to conduct themselves.

3.2	Corporate compliance

(a)	The Shares constitute the entire issued share capital of the Target.

(b)	The Target has not created or granted or agreed in writing to create or grant any Security Interest in respect of any of its uncalled share capital.

(c)

Except as required by this agreement, there are no written agreements or arrangements in force which provide for the present or future allotment, issue, transfer, redemption or repayment of, or grant to any person of the right (whether conditional or otherwise) to require the allotment, issue, transfer, redemption or repayment of, any share or loan capital of the Target (including any option or right of pre-emption or conversion).

(d)

No shares in the capital of the Target have been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the Articles of Association of the Target and all such transfers have been duly stamped (where applicable).

(e)	The Shares have so far as the Seller is aware never been the subject of a transaction at an undervalue and do not represent assets which have been the subject of a transaction at an undervalue.

(f)

The Target has at all times carried on business and conducted its affairs in all material respects in accordance with its Articles of Association for the time being in force and any other documents to which it is or has been a party.

(g)	The Target is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

(h)

So far as the Seller is aware, due compliance has been made with the legal requirements in connection with the formation of the Target, the allotment or issue of any of its shares, debentures and other securities and the payment of dividends.

(i)	The minute books, shareholders’ registry, and any other registers or records as required by applicable law of the Target:

(i)	have been properly kept in accordance with all applicable laws;

(ii)	are up to date; and

(iii)	contain a record of all matters and information which should be contained in them.

No written notice or allegation has been received that any such registers or books are incorrect or should be rectified.

(j)	All deeds and documents belonging to the Target are in the possession of the Target.

3.3	Articles of Association

The copy of the Articles of Association of the Target which is contained in the Disclosure Materials is true, and up to date.

3.4	Documents filed

(a)

All returns, particulars, resolutions and documents required by Greek Company Law or any other legislation to be filed with the Greek General Commercial Registry, or any other authority, in respect of the Target have been duly filed within the relevant time limits and were true, accurate and correct at the date of filing.

(b)	All mortgages and charges in favour of the Target have (where necessary in order to secure their enforceability) been duly registered in accordance with the Greek Company Law.

3.5	Accuracy of Information

The information contained in Schedule 1 is true, accurate and complete.

4	ACCOUNTS

4.1	The Target Accounts

(a)	A true copy of the Individual Accounts and the Management Accounts are contained in the Disclosure Materials.

(b)	The Individual Accounts:

(i)

show a true and fair view of the assets and liabilities and state of affairs of the Target as at the Last Accounts Date and of the profits or losses and total comprehensive income for the financial period ended on that date;

(ii)	comply in all material respects with the requirements of applicable law;

(iii)	were prepared in accordance with Greek GAAP, using appropriate accounting policies and estimation techniques as required by Greek GAAP.

4.2	Liabilities

At the Last Accounts Date the Target has not had any material known liability (whether actual or contingent) or outstanding capital commitment, which was not Disclosed, provided for or noted in its Individual Accounts as required in accordance with applicable accounting standards.

4.3	Audit

The Individual Accounts have been audited by an auditor or firm registered to act as auditors in Greece and the auditors' reports thereon are unqualified.

4.4	Management Accounts

Having regard to the purpose for which the Management Accounts were prepared, the Management Accounts are not misleading in any material respect and do not materially overstate the value of the assets nor materially understate the liabilities of the Target as at the Management Accounts Date and do not materially overstate the profits of the Target for the period to which they relate.

4.5	Locked Box Accounts

(a)	The Locked Box Accounts have been prepared in accordance with accounting policies consistent with those used in preparing the Management Accounts.

(b)

Having regard to the purpose for which the Locked Box Accounts were prepared, the Locked Box Accounts neither materially overstate the value of the assets nor materially understate the liabilities of the Target as at the Locked Box Date.

4.6	Books and Records

(a)

At the 31st December 2024, all the accounts, books, ledgers, financial and other records of the Target are in its possession or under its control, are up-to-date and have been maintained in accordance with all applicable laws, regulations and generally accepted accounting requirements on a proper and consistent basis and comprise complete and accurate records of all information required to be recorded in them.

(b)

All the accounting records and systems (including computerised accounting systems) of the Target are recorded, stored, maintained or operated or otherwise held by the Target are not wholly or partly dependent on any facilities or systems which are not under the exclusive ownership or control of the Target.

4.7	Since the Locked Box Date

Since the Locked Box Date:

(a)	no share or loan capital has been issued or allotted, or agreed in writing to be issued or allotted, by the Target; and

(b)	the Target has not redeemed or purchased or agreed in writing to redeem or purchase any of its share capital.

4.8	Accounting Reference Date

The accounting reference date of the Target is as set out in Schedule 1 and there have been no changes in such date for the last 2 years.

5	FINANCE

5.1	Capital Commitments

(a)	As at the Locked Box Date, the Target had no outstanding capital commitments except as disclosed in its Individual Accounts.

(b)

Since the Locked Box Date, the Target has not made or agreed to make any capital expenditure or incurred or agreed in writing to incur any capital commitments nor has it disposed of or realised any capital assets or any interest therein.

5.2	Dividends and distributions

(a)	Since the Locked Box Date, no dividend or other has been or is treated as having been declared, made or paid by the Target.

(b)

All dividends or distributions declared, made or paid by the Target have been declared, made or paid in accordance with its Articles of Association and in accordance with any agreements or arrangements between the Target and any third party regulating the payment of dividends and distributions.

5.3	Receivables

(a)

None of the receivables which were included in the Target's Individual Accounts or which subsequently arose until 31 December 2025 has been outstanding for more than three months from its due date for payment or has been released on terms that the debtor has paid less than the full value of such receivable nor has any such receivable been written off or proved to any extent to be irrecoverable or is now regarded by the Target as irrecoverable in whole or in part.

(b)	There are no receivables owing to the Target other than trade receivables incurred in the ordinary course of business.

5.4	Liabilities

(a)

There are no material known liabilities which are outstanding on the part of the Target other than those liabilities disclosed or provided for as required in accordance with applicable accounting standards in the Target's Individual Accounts or those which have been incurred in the ordinary course of business since the Locked Box Date.

(b)	No sum is owing by the Target to its auditors, solicitors or other professional advisers and no accrual ought properly be made by it in respect of any such sum.

5.5	Trade Payables

(a)	Since the Locked Box Date, the Target has paid its creditors in accordance with their respective credit terms and there are no amounts owing by the Target which have been due for more than 6 weeks

(b)	No supplier has ceased to do business with the Target on the basis of late payment.

5.6	Bank and other borrowings

(a)	A statement of all the bank accounts of the Target with a reconciliation statement from the date of this agreement is contained in the Disclosure Materials.

(b)	The Disclosure Materials contain particulars of all:

(i)	money borrowed (whether from a bank or otherwise) by the Target (to the extent that such borrowing is outstanding and excluding trade credit incurred in the ordinary course of business); and

(ii)

loans, overdrafts or other financial facilities currently outstanding or available to the Target (Financial Facilities), including copies of all material documents relating to such Financial Facilities.

(c)	The Target has not factored or discounted any of its debts, or engaged in financing of a type which would not require to be shown or reflected in the Target's Individual Accounts.

(d)	Since the Locked Box Date, the Target has not repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

(e)	No Security Interest has been given or entered into by the Target or any third party in respect of borrowings or other obligations of the Target, nor has any such person agreed in writing to do so.

(f)

The Target has not given or entered into, or agreed in writing to give or enter into, any Security Interest in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

(g)

No indebtedness of the Target is due and payable and no Security Interest over any of the assets of the Target is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

(h)

The Target has not received written notice from any creditor requiring repayment of any indebtedness or intimating the enforcement of any Security Interest the creditor may hold over any of its assets and, so far as the Seller is aware, there are no facts, matters or circumstances which may give rise to any such notice.

5.7	Grants

Details of all grants, subsidies or financial assistance applied for or received by the Target from any governmental department or agency or any local or other authority or body are set out in the Disclosure Materials.

6	TRADING

6.1

In this warranty 6 the definition "Material Contract" means any contract, arrangement or obligation to which the Target is a party, and which is material to the continued operations and business of the Target, or which is outside the ordinary course of its business which has been provided by the Seller and has been reviewed as part of the legal due diligence.

6.2	Changes since Locked Box Date

Since the Locked Box Date:

(a)	the business of the Target has been carried on in the ordinary and normal course so as to maintain the same as a going concern;

(b)	the Target has not entered into any Material Contract outside the ordinary course of business;

(c)	so far as the Seller is aware the Target has not assumed or incurred any material new liability otherwise than in the ordinary course of business;

(d)	in the Seller’s reasonable opinion, no part of the business of the Target has been affected by any material abnormal factors (including without limitation force majeure events); and

(e)	no resolution of the Target has been passed, whether in general meeting or by the board of directors (other than any resolutions relating to the routine business of an annual general meeting).

6.3	Effect of Sale of the Shares

Compliance with the terms of this agreement and all the other Transaction Documents does not and will not:

(a)	conflict with, or result in the breach of, or constitute a default under, any of the terms or conditions of any Material Contract to which any asset of the Target is bound or subject; or

(b)	result in the loss or impairment of, or any default under, any Consent required by the Target to operate its business in accordance with applicable laws; or

(c)	so far as the Seller is aware, result in any officer or senior employee leaving the Target.

6.4	Material Contracts

(a)	The Target is not a party to any Material Contract which:

(i)	is of an unusual, onerous or abnormal nature or outside the ordinary course of business; or

(ii)	so far as the Seller is aware is of an unprofitable or loss-making nature (that is, likely to result in a loss to it on completion of performance); or

(iii)	so far as the Seller is aware, is not fully on an arm's length basis; or

(iv)

so far as the Seller is aware, provided for the sale, transfer or disposal by the Target of any body corporate or business or assets in circumstances such that the Target remains subject to any liability (whether contingent or otherwise; or

(v)	relates to the disposal of material fixed assets; or

(vi)	relates to a sale or purchase option; or

(vii)	any director of the Target and/or so far as the Seller is aware any associate is or has been interested whether directly or indirectly;

(viii)	may be terminated as a result of any Change of Control of the Target;

(ix)	involves agency or distributorship;

(x)	involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements;

(xi)	involves the grant of any sole or exclusive rights by or to the Target;

(xii)	so far as the Seller is aware is incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;

(xiii)	so far as the Seller is aware cannot be readily fulfilled or performed by the Target on time without undue or unusual expenditure of money and effort;

(xiv)	involves or so far as the Seller is aware is likely to involve an aggregate consideration payable by or to the Target in excess of €50,000;

(xv)	is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments.

(b)	A copy of each Material Contract has been disclosed in the Disclosure Materials.

6.5	Defaults

(a)	The Target has not received any written notice from any counterparty that it is in default under any Material Contract which could lead to termination of the Material Contract.

(b)	The Target is not in material default under any obligations existing by reason of membership of any association or body.

(c)

No party to any Material Contract has made or notified any claim in writing seeking to limit or exclude liability for any failure to perform on the grounds of force majeure or frustration. So far as the Seller is aware, there are no facts, matters or circumstances which could give rise to any such default, claim or notification.

6.6	Disputes

No Material Contract is the subject of any material written dispute or claim and, so far as the Seller is aware, there are no facts, matters or circumstances which may give rise to any material written dispute or claim.

6.7	Validity of agreements

(a)	Neither the Target nor the Seller has any knowledge of the invalidly of, or a ground for termination, rescission, avoidance, repudiation or material change in terms of any Material Contract.

(b)

No party with whom the Target has entered into any Material Contract has given written notice to terminate or rescind or has sought in writing to repudiate or disclaim or materially change the terms of any such Material Contract.

(c)	Neither the Target nor the Seller has received written notice of any actual or proposed changes to the prices or other material terms of any Material Contract.

6.8	Joint Ventures and Partnerships

(a)	The Target is not, nor has it agreed in writing to become, a member of any joint venture, consortium, partnership or other unincorporated association.

(b)	The Target is not, nor has it agreed in writing to become, a party to any agreement or arrangement for sharing profits, commissions or other income.

6.9	Powers of attorney and authority

(a)	No power of attorney given by the Target is in force at the date of this agreement.

(b)

There are not outstanding any authorities (express or implied) by which any person (other than a director of the Target) may enter into any contract or commitment to do anything on behalf of the Target.

6.10	Insider contracts and arrangements

(a)

There is not now outstanding and there has not at any time during the 3 years prior to the date of this agreement been any written contract or arrangement between the Target (on the one hand) and the Seller or any associate of the Seller or any director of the Target (on the other hand) other than employment contracts entered into by the Seller in the ordinary course of business.

(b)

There are no written agreements or arrangements between the Target and/or the Seller or any person who is a former shareholder of the Target or the beneficial owner of any interest in the Target or any associate of any such person relating to the management of the Target's business, or the appointment or removal of directors of the Target, or the ownership of any shares in the Target, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Target.

(c)

Neither the Seller nor any associate of the Seller has any rights or interests, whether directly or indirectly, in any business other than that now carried on by the Target which are or so far as the Seller is aware are likely to be or become competitive with the business of the Target.

(d)	There is no outstanding indebtedness or other liability (actual or contingent) between the Target and:

(i)	the Seller or any associate of the Seller; or

(ii)	a director of the Target or of the Seller or any associate of the Seller.

(e)	Neither the Seller nor so far as the Seller is aware any associate of the Seller is entitled to a claim of any nature against the Target, or has assigned to any person the benefit of such claim.

6.11	Principal suppliers

(a)

No supplier (including any person connected in any way with any such supplier) accounts for more than 10% of the aggregate value of all purchases made by the Target during the 12 months preceding the date of this agreement.

(b)

A list of all suppliers of the Target from whom the Target has made purchases having an aggregate value in excess of €50,000 during the 12 months preceding the date of this agreement is contained in the Disclosure Materials.

(c)	During the 12 months preceding the date of this agreement:

(i)

no material supplier has ceased to deal with the Target or has indicated in writing an intention to cease to deal with, or change the terms pursuant to which it supplies, the Target, either in whole or in part;

(ii)	there has been no material adverse change in the basis or terms on which any supplier does business with the Target; and

(iii)

the business of the Target has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any supplier of the Target, or a change in the terms on which any such supplier does business with the Target.

6.12	Principal customers

(a)

A list of the top 10 customers of the Target by value of sales made by the Target to such customers during the 12 months preceding the date of this agreement ("Top 10 Customers") is contained in the Disclosure Materials.

(b)	During the 12 months preceding the date of this agreement:

(i)	no Top 10 Customer has ceased to deal with the Target or has indicated in writing an intention to cease to deal with the Target, either in whole or in part;

(ii)	so far as the Seller is aware there has been no material adverse change in the basis or terms on which any Top 10 Customer does business with the Target; and

(iii)

so far as the Seller is aware the business of the Target has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any Top 10 Customer, or a change in the terms on which any such Top 10 Customer does business with the Target.

(c)

The Seller has no knowledge, information or belief that any Top 10 Customers will or may cease to deal with the Target or will or may substantially reduce its purchases from, or change the terms pursuant to which it purchases from, the Target.

6.13	Business names

The Target does not use a name for any purpose other than its full corporate name.

6.14	Licences and consents

(a)

The Target has obtained all licences, permissions, authorisations and consents from any person, authority or body which are necessary for the carrying on of its business in the places and in the manner in which such business is now carried on ("Consents").

(b)	A copy of each such Consent is contained in the Disclosure Materials.

(c)	Each of the Consents is valid and subsisting and the Target is not in breach of the terms or conditions of the Consents (or any of them).

(d)	So far as the Seller is aware there is no reason why any of the Consents may be suspended, cancelled, revoked or not renewed on the same terms.

6.15	Insolvency

(a)	The Target is not insolvent or unable to pay its debts. The value of the Target's assets exceeds the amount of its liabilities.

(b)	The Target has not stopped paying its debts as they fall due nor threatened to cease carrying on business.

(c)

No order has been made or petition presented or meeting convened for the purpose of considering a resolution for the administration or winding up of the Target nor has any such resolution been passed. No written notice of intention to appoint an administrator or application to appoint an administrator has been filed at court or served on the Target.

(d)	No moratorium is in place or proposed in respect of the Target.

(e)	No step has been taken by the Company, or so far as the Seller is aware any third party in any applicable jurisdiction to initiate any process by or under which:

(i)	a person is appointed to manage the affairs, business and assets of the Target on behalf of its creditors; or

(ii)	the holder of a charge over any of the assets of the Target is appointed to control the business and/or any assets of the Target.

(f)

No composition in satisfaction of the debts of the Target or scheme of arrangement of its affairs or restructuring plan or compromise or arrangement between it and its creditors and/or members or any class of its creditors and/or members has been proposed, sanctioned or approved.

(g)

No execution, distress, attachment, expropriation, sequestration or other process has been levied or applied for or enforced or any diligence in execution has been done or attempted to be done in respect of the whole or any part of any of the property, assets or undertaking of the Target.

7	ANTI-CORRUPTION

7.1	Neither the Target (nor any person for whose acts the Target may be liable) nor any Associated Person has:

(a)	breached any applicable Anti-Corruption Laws;

(b)	been convicted of any offence involving bribery, corruption or fraud.

7.2

The Target has in place adequate procedures for reporting a violation or suspected violation in accordance with applicable law and/or the Target's anti-bribery policies and procedures and for ensuring that all such reports are fully investigated and acted upon appropriately.

7.3

The Target has not made any payments, in money or any other item of value or made any offers or promises to pay any money or any other item of value to (a) any governmental authority or official thereof, (b) any foreign political party, (c) any candidate for foreign political office or (d) any other person or entity in circumstances where it is reasonable to suspect that such payment, offer or promise to pay will be made to any government official for the purpose of influencing such government official to make business decisions favourable to the Target and in a manner that will constitute a material breach of applicable anti-bribery laws.

8	SANCTIONS

The Target and so far as the Seller is aware, its Associated Persons, are not and have never, directly or indirectly through a third party engaged in any activity:

(a)

with individuals and/or entities designated on any of the EU and U.S. government restricted parties lists, including the EU Consolidated list of persons, groups and entities subject to EU financial sanctions, the U.S. Commerce Department Bureau of Industry and Security Denied Persons List, Entity List or Unverified List, the U.S. Treasury Department Office of Foreign Asset Controls Specially Designated National and Blocked Persons List or the U.S. State Department Directorate of Defense Trade Controls Debarred Parties List, or other similar lists of other countries with jurisdiction over this transaction; or

(b)

subject to sanctions or trade requirements imposed by the EU, its Member states and/or the United States of America in respect of commerce with Cuba, Iran, North Korea, Russia, Sudan or Syria or any other country subject to trade restrictions (collectively, "Sanctions Laws and Regulations"), as a result of which the Target or any of its Associated Persons are in violation of any Sanctions Laws and Regulations.

9	ASSETS

9.1	Ownership of assets

(a)

The Target is the sole legal and beneficial owner of, and has good and marketable title to, all assets included in the Target's Individual Accounts or acquired by it since the Last Accounts Date (except for any current assets sold or realised in the ordinary course of business since the Last Accounts Date).

(b)	None of such assets is the subject of any Security Interest.

9.2	Assets sufficient for the business

The assets owned by the Target together with the services and facilities to which it has a contractual right comprise all the assets, services and facilities which are necessary for the carrying on of the business of the Target as now carried on.

9.3	Leased assets

So far as the Seller is aware no circumstance has arisen or is likely to arise in relation to any material asset held by the Target under a lease or similar agreement whereby the rental payable has been or is likely to be increased.

9.4	Plant and machinery

The plant, machinery, fixtures and fittings, vehicles and other equipment owned or used by the Target:

(a)	so far as the Seller is aware are in a good state of repair and condition and in satisfactory working order;

(b)	so far as the Seller is aware, are capable of doing the work for which they were designed or purchased and are not surplus to requirements.

9.5	Insurance

(a)

All the assets of the Target of an insurable nature have been at all material times and are as at the date of this agreement insured with a reputable insurer, in reasonably regarded as adequate against risks normally insured against by persons carrying on the same type of business as that carried on by the Target.

(b)

The Target is now and has at all material times been adequately insured against accident, damage, injury, third party loss, business interruption, loss of profits and other risks and liabilities normally insured against by persons carrying on the same type of business as that carried on by the Target.

(c)

All policies of insurance effected by or for the benefit of the Target are currently in full force and effect, have been maintained as required by law and contract, all premiums due on them have been paid and, so far as the Seller is aware, nothing has been done or omitted to be done which could make any such policy of insurance void or voidable or which is likely to result in an increase in premium or that so far as the Seller is aware may adversely affect the renewal of any of the policies of insurance.

(d)	A copy of each policy of insurance effected by or for the benefit of the Target (current and historical) is contained in the Disclosure Materials. None of such policies is:

(i)	subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate;

(ii)	void or voidable, and so far as the Seller is aware nothing has been done, or omitted to be done, which could make any of them void or voidable; or

(iii)	are capable of being terminated, or will otherwise cease to be available to the Target as a result of Completion.

(e)

The Disclosure Materials contain complete and accurate details of all claims made by the Target under any policy of insurance effected by it or for its benefit during the 3 years prior to the date of this agreement.

(f)

There are no material outstanding claims under, or in respect of the validity of, any of the policies of insurance effected by or for the benefit of the Target and, so far as the Seller is aware, there are no circumstances which could give rise to a claim under any of those policies.

10	INTELLECTUAL PROPERTY RIGHTS

(a)

The particulars of the Registered Intellectual Property Rights set out in Part 1 of Schedule 4 are correct. The Registered Intellectual Property Rights are the only Intellectual Property Rights owned by the Target which are registered.

(b)

As far as the Seller is aware, all the Registered Intellectual Property Rights are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them may cease to be fully valid, subsisting and enforceable.

(c)

The Domain Names are the only internet domain names owned or used by the Target. The Target is the sole registered proprietor of all the Domain Names. The Domain Names are legally and beneficially owned by the Target, free from any Security Interests. All registration fees, which have become due for payment (or will become due in the 3 month period following the date of this agreement) in respect of any Domain Names have been paid on time and in full.

(d)	The Target is entitled to use all Third Party Intellectual Property Rights under an IPR Licence for all purposes necessary to carry on its business.

(e)

The details of the IPR Licences set out in Part 4 of Schedule 4 are correct. The Target is not a party to any licence of Intellectual Property Rights, which remains in force, other than those licences the details of which are set out in Part 4 of Schedule 4.

(f)

Other than pursuant to the IPR Licences, the Seller and the Target have not granted and are not obliged to grant any licence, sub-licence, Security Interest or assignment in respect of any of the Target Intellectual Property Rights or the Third Party Intellectual Property Rights.

(g)

As far as the Seller is aware, the carrying on of the business of the Target does not infringe and has not, within the past 6 years, infringed any Intellectual Property Rights owned by any third party, breached any obligations of confidence owed to any third party or amounted to passing off or unfair competition.

(h)

As far as the Seller is aware no third party has infringed the Target Intellectual Property Rights, breached any obligations of confidence owed to the Target, misappropriated or misused any Confidential Business Information or carried out any act amounting to passing off or unfair competition in relation to the Target and no such infringement is current or anticipated.

(i)

The Target has not, except subject to a binding written confidentiality agreement, disclosed or permitted, agreed to, undertaken or arranged the disclosure of any Confidential Business Information to any person other than the Buyer.

11	INFORMATION TECHNOLOGY

In this warranty 11, the following definitions apply:

"IT Agreements" means any licences, sub-licences, agreements, authorisations and permissions whether express or implied, oral or in writing, relating to the use, enjoyment and/or exploitation of the IT System, including escrow agreements relating to the deposit of source codes, leasing, hire purchase, maintenance, website hosting, data hosting, software hosting, software as a service, outsourcing, security, disaster recovery management and services.

"IT System" means all the computer, telecommunications and networking hardware and software (including user manuals and source and object code), databases and other information technology owned, used, leased or licensed by the Target.

(a)	Complete and accurate details of the IT System and IT Agreements are set out in respectively Part 5 and 6 of Schedule 4.

(b)

The Target is entitled as owner, lessee or licensee to use each part of the IT System for all purposes necessary to carry on its business in the manner in which it is carried on at the date of this agreement and so far as the Seller is aware has put in place all necessary arrangements and has obtained all necessary rights from third parties to enable the Target to fulfil its foreseeable future requirements and to enable the Target to make unrestricted use of the IT System post-completion.

(c)

The business of the Target is not dependent on any information technology (including data storage and processing) facilities which are not under the exclusive ownership, operation or control of the Target.

(d)

The Target has in its possession and control or in escrow all source codes relating to the software forming part of the IT System and has not used or disclosed any such source code in breach of any agreements governing the Target's possession, use or access to such source code.

(e)	In the 2 years prior to the date of this agreement:

(i)

so far as the Seller is aware, there have been no bugs or viruses in or failures or breakdowns of the IT System or any part of them which have caused disruption or interruption in or to the business of the Target; and

(ii)	so far as the Seller is aware, no person has gained unauthorised access to the IT System or any data stored on it.

11.2

The Target has implemented and operated appropriate procedures (including in relation to off-site working where applicable) designed for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

12	DATA PROTECTION AND PRIVACY

12.1	The Target has at all times complied with the Data Protection Laws in all material respects.

12.2	The Target has:

(a)

introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (details of which are included in the Disclosure Materials), and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(b)	appointed a data protection officer if required to do so under the Data Protection Laws, and details of such appointment are set out in the Disclosure Materials;

(c)	maintained complete, accurate and up to date records of all their Personal Data processing activities as required by the Data Protection Laws, copies of which are included in the Disclosure Materials;

(d)	undertaken appropriate due diligence on any third parties it has appointed to process Personal Data as a processor or sub-processor ("Processors") as required by the Data Protection Laws;

(e)

implemented appropriate technical and organisational measures designed to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, all Personal Data processed by the Target or the Processors, and to ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(f)

put in place an adequate data breach response plan designed to enable the Target and the Processors to comply with the data security and breach reporting requirements of the Data Protection Laws, details of which are set out in the Disclosure Materials.

12.3	The Target has not disclosed or transferred any Personal Data outside of Greece/European Economic Area.

12.4

So far as the Seller is aware, neither the Target nor any of the Processors has suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to any Personal Data ("Data Breach"), and each of the Target and the Processors has passed all regulatory audits to which they have been subject and as far as the Seller is aware, there is no fact or circumstance that may lead to any Data Breach.

12.5	The Target has not in the period of 6 years preceding the date of this agreement received any:

(a)

written notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of its obligations under the Data Protection Laws; or

(b)

written claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws, or alleging any breach of the Data Protection Laws, and, so far as the Seller is aware, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

13	LITIGATION AND DISPUTES

13.1	Litigation

(a)

Except as claimant in relation to the collection of unpaid debts arising in the ordinary course of business neither the Target (nor so far as the Seller is aware any person for whose acts or defaults the Target may be vicariously liable) is engaged or involved in or otherwise subject to any legal or administrative or mediation or arbitration proceedings (whether as claimant or defendant or otherwise) and no such proceedings are pending or threatened in writing.

(b)	There is no unfulfilled or unsatisfied judgment or court order outstanding against the Target.

(c)	Details of all material written claims, complaints or returns relating to the Target that have occurred during the 24 months preceding the date of this agreement have been Disclosed.

13.2	Investigations and disputes

(a)

The Target has not received any written notice that any governmental or official investigation, inquiry or enforcement proceedings concerning the Target or any of its directors, associates or employees is in progress or pending.

(b)	There are no extra-judicial written notices served on the Target for matters that are not pending before courts.

14	COMPLIANCE WITH LAWS

(a)	The Target has conducted and is conducting its business materially in accordance with all applicable laws and regulations (whether of Greece or elsewhere).

(b)	There are no fines, assessments, deficiency notices, and/or penalties imposed in relation to environmental, regulatory, export, labor and/or any other compliance matters.

(c)	The Target is not in breach of any order, decree or judgment of any court or any governmental or regulatory authority, whether of Greece or elsewhere.

(d)	Neither the Target, nor any of its directors or employees (current or past) has been convicted of any offence in relation to the business or affairs of the Target.

15	EMPLOYMENT

15.1	Employees and Terms of Employment

(a)

The Disclosure Materials set out a list of all the directors of the Target and all employees of the Target together with full particulars of employment, including the date of commencement of employment, period of continuous employment, job description or grade, salary and all material benefits provided, hours of work, notice period, holiday entitlement, full-time or part-time contract, place of work and the applicable terms and conditions of employment of all such directors and employees of the Target. All such information is true, complete and accurate in all material respects.

(b)	No employees of the Target are on secondment, maternity, paternity, adoption or other leave or absent on grounds of ill-health or other long-term leave of absence (paid or unpaid).

(c)

No outstanding written offer of employment has been made by the Target to any person nor has any person accepted an offer of employment made by the Target but who has not yet commenced such employment and who, in any such case, would earn a basic salary of more than €50,000 per annum.

(d)	There are no written contracts for services (including consultancy agreements) between the Target and any person.

(e)

No written notice to terminate the contract of employment of any director or employee who is in receipt of remuneration in excess of €50,000 per annum has been given (whether by the Target or the relevant director or employee) which is outstanding as at the date of this agreement.

(f)	There are no loans or notional loans to any current or former director, employee or Worker made or arranged by the Target.

15.2	Bonus and other schemes

The Target does not have in existence or participate in any share incentive scheme or share option scheme nor is it proposing to introduce or participate in any such scheme.

15.3	Changes in remuneration and terms and conditions

(a)

Since the Last Accounts Date (or, where the relevant employment or holding of office commenced after such date, since the commencement date of the employment or holding of office) no change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment, of any director or employee who is in receipt of remuneration in excess of €50,000 per annum.

(b)

No written agreement or understanding or arrangement has been reached with any director, employee, trade union or other body representing employees that will or so far as the Seller is aware may on a future date result in an increase in any director's or employee's rate of remuneration or enhanced emoluments of employment or pension benefits or any other change in their terms and conditions of employment.

15.4	Compliance

(a)	All employees of the Target have received a written statement of particulars of employment/engagement to the extent they are so entitled.

(b)	Each person employed, hired or engaged by the Target has valid and subsisting permission to live and work full time in Greece in the role in which they are employed, hired or engaged.

(c)

The Target has taken every reasonable step designed to ensure that records held in respect of its employees comply with the requirements of the Data Protection Laws in respect of Greece and in respect of any other jurisdiction any laws relating to the use, control and dissemination of information and records relating to employees and Workers.

15.5	Employment Claims

(a)

There are no legal or other material proceedings between the Target on the one hand and any (current or former) director, employee or Worker (or their representatives) of the Target or any consultant on the other hand nor, so far as the Seller is aware, are any such proceedings pending or threatened or reasonably anticipated (but not yet threatened).

(b)	No written grievances from employees or Workers are outstanding or, so far as the Seller is aware, reasonably anticipated.

15.6	Effect of sale

(a)	The Seller has no knowledge, information or belief that any director or employee of the Target will give notice terminating their employment as a result of this agreement.

(b)

No director or employee will be entitled by reason of the transactions contemplated by this agreement to any one-off payment, bonus or commission or other benefit or to terminate their employment other than on normal contractual terms.

15.7	Redundancies

The Target has not given any notice of termination or dismissal or notice of redundancy to any of its employees which is outstanding as at the date of this agreement.

15.8	Collective Agreements

The Target has not entered into any collective agreement or arrangement with, nor does it recognise, a trade union, works council, staff association or other body representing any of its employees nor has it done any act which might be construed as recognition.

15.9	Other employment warranties

(a)	There have been no occasions in the last 5 years when the Target has dismissed employees for redundancy and made a payment in excess of statutory redundancy pay.

(b)	There are no written contracts in place with BoD members of the Target.

(c)	There are no other written contracts with free-lancers other than the ones included in the Disclosure Letter.

(d)	The Target is compliant with digital working card system requirements.

16	PENSIONS

16.1

Save for the Schemes, the Target has not prior to the date of this agreement paid, provided or contributed towards, nor has it proposed nor is it under any obligation, liability or commitment whether established by trust, contract, board resolution, service agreement, ex-gratia arrangement or otherwise and whether or not legally enforceable to pay, provide or contribute towards, any retirement, death or disability benefit or otherwise for or in respect of any present or past officer or employee (or any spouse, child or dependent of any of them) of the Target or of any predecessor in business of the Target.

16.2	True, complete and accurate details of the Schemes are attached to the Disclosure Letter.

17	PROPERTIES

17.1	Properties

(a)

The Properties comprise all the land and buildings owned, occupied or otherwise used in connection with the business of the Target and all the estate, interest, right and title whatsoever (including interests in the nature of options and rights in the nature of contractual licences) of the Target in respect of any land or premises.

(b)	The particulars of the Properties shown in Schedule 3 are true and correct.

(c)

The Target does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Properties.

(d)

The Properties which are occupied or otherwise used by the Target in connection with its business are so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence are summarised in Part 2 of Schedule 3 and permit such occupation or use.

(e)	The Target has in its possession and control copies of all the title deeds and documents necessary to prove good and marketable title to the Properties.

(f)

No written notices, complaints or requirements have been issued or made formally by any competent authority or undertaking exercising statutory or delegated powers in relation to any of the Properties, the use of the Properties or any machinery, plant or equipment in it.

(g)	No written dispute exists between the Target and the owner or occupier of any other premises adjacent to or neighbouring the Properties.

(h)	The use of the Properties is the lawful use for the purposes of the Planning Acts.

(i)

All necessary planning permissions, building regulation consents and other statutory permissions and approvals have been obtained and complied with in respect to all development, alterations and improvements to the Properties.

(j)	The principal means of access to the Properties is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense.

(k)	So far as the Seller is aware, there has been no flooding, subsidence, heave or significant structural or drainage defect at the Properties.

(l)	There exist all rights necessary for the continued possession, enjoyment and use of the Properties for its present purpose without restriction as to hours or otherwise.

(m)	The Properties are not subject to any outgoings other than business rates, water and sewerage charges and insurance premiums.

(n)

In the case of leases of any of the Properties granted for more than 7 years or which were to come into force more than 3 months from the date of grant the leases are either registered at the Greek equivalent of the Land Registry or not so registered because the reversion to it was not registered at the time of grant.

(o)

In the case of leases of any of the Properties granted for a term of more than 3 years but less than 7 years the easements granted by the lease are appropriately noted against the landlord's title at the Greek equivalent of the Land Registry.

17.2	Leasehold Properties

(a)

The Target has paid the rent and all other sums payable under the lease on the due dates for payment and the last demand for rent was unqualified and the Target observed and performed the covenants on the part of the tenant and the conditions contained in any lease (which expressions includes underleases) under which the Properties are held and all such leases are valid and in full force and contain no unusual or onerous provisions.

(b)

The documents of title include all licences, consents and approvals required from the landlords and any superior landlords under any lease of the Properties and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

(c)	No written notices have been served by the landlord in respect of any lease.

(d)	There are no rent reviews under the leases of the Properties held by the Target currently in progress.

17.3	Tenancies

There is no lease, underlease, tenancy or licence affecting any of the Properties.

17.4	Other involvement in relation to the Properties

The Target has not at any time had vested in it (whether as an original tenant or undertenant or as an assignee, transferee or otherwise) any freehold or leasehold property other than the Properties.

18	ENVIRONMENTAL, SAFETY AND HEALTH MATTERS

The following definitions apply to this warranty:

"Environment" means the natural and man-made environment including:

(a)	land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in paragraph (b)) and natural and man-made structures;

(b)	water, including coastal and inland waters, surface waters, aquatic sediment, ground waters, and water in drains and sewers;

(c)	air, including air inside buildings and other natural and man-made structures above or below ground; and

(d)	any living systems or organisms supported by the media set out in (a), (b) or (c) above.

"ESH Law" means all international, EU, national, state, federal, regional or local laws, common law, statutes, ordinances, directives, regulations, decisions, notices, directions, standards, codes of practice, judgments, decrees or orders, each having the force of law applicable to the Target, the requirements and conditions of all ESH Permits, agreements, circulars, guidance notes (statutory or otherwise), and judicial and administrative interpretations of each of the foregoing having the force of law and applicable to the Target and concerning the protection of or harm to human health or the Environment or the conditions of the work place and Worker and process safety, or the generation, transportation, storage, treatment or disposal of any Hazardous Substance, in each case as enacted, amended, replaced or supplemented from time to time at or before Completion.

"ESH Permits" means any permits, consents, licences, certificates, notices, filings, lodgements, agreements, directions, declarations, registrations, notifications, exemptions, variations, renewals, permissions and amendments and other authorisations and approvals including any conditions thereof required or provided under ESH Law for the operation of the business of the Target or its occupation or use of the Properties.

"ESH Regulator" means any governmental entity or other public or quasi-public authority or privatised utility having responsibility for any matters concerning the Environment or ESH Law.

"Hazardous Substance" means any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapour) or organism (including genetically modified organisms) whether alone or in combination with any other substance capable of causing harm or damage to the Environment or human health or welfare or which restricts or makes more costly the use, development, ownership or occupation of any property including but not limited to asbestos or any controlled, hazardous, toxic or dangerous chemical, substance or waste.

18.1	The Target has obtained and maintains in full force and effect all ESH Permits and true and complete copies of these are contained in the Disclosure Materials.

18.2	The Target has operated at all times and continues to operate in compliance with ESH Law, ESH Permits and the requirements of the ESH Regulator.

18.3	There has been no written notice or other written indication of any decision, proposal or intention to refuse, suspend, cancel, revoke, modify or vary any ESH Permit.

18.4	So far as the Seller is aware no material works or costs are necessary to obtain, maintain or comply with any ESH Permit, or to comply with ESH Law.

18.5

The Target is not involved and has not been involved in any actual or so far as the Seller is aware potential claim, prosecution, litigation, action, proceeding or so far as the Seller is aware investigation related to ESH Law and:

(i)	so far as the Seller is aware no such actual or potential claim, prosecution, litigation, action proceeding or investigation is pending or threatened by or against the Target; and

(ii)

so far as the Seller is aware, there are no circumstances which could give rise to any such actual or potential claim, prosecution, litigation, action, proceeding or investigation, or otherwise give rise to actual or potential liability for the Target under ESH Law.

18.6

The Target has not received any written communication, notice or correspondence from any ESH Regulator or any other person in respect of or alleging a breach of ESH Law, or otherwise relating to the Environment or any Hazardous Substance in the 24 months preceding the date of this agreement, and, so far as the Seller is aware, there are no facts, matters or circumstances which may result in such a communication, notice or correspondence being received by the Target.

18.7

So far as the Seller is aware neither the Environment at or around the Properties nor the Environment at or around any properties previously owned or occupied by the Target had been contaminated by any Hazardous Substance during the Target's occupation of such property which could give rise to actual or potential liability or expenditure for the Target under ESH Law.

18.8

So far as the Seller is aware there has been no emission, discharge, escape, deposit, treatment, storage, transfer or disposal of any Hazardous Substance at or from the Properties, other than in compliance with ESH Law.

18.9	The Target has not given or received any warranties or indemnities in respect of, nor attempted to apportion liabilities, duties or obligations arising under ESH Law.

SCHEDULE 3
Properties

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

SCHEDULE 4
Intellectual Property

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

SCHEDULE 5

Tax

1	DEFINITIONS

In this Schedule the following words and expressions (except where the context otherwise requires) have the following meanings:

"Accounts Relief" means:

(a)	any Relief that is taken into account as an asset in the Locked Box Accounts; and

(b)	any Relief that applied in computing (and so reducing or eliminating) a provision for deferred Tax in the Locked Box Accounts.

"Actual Tax Liability" means any liability of the Target to make an actual payment of, or increased payment of, or in respect of, or on account of, Tax whether or not that liability is primarily payable by the Target and whether or not the Target has, or may have, any right of reimbursement against any other person or persons, in which case the amount of the Actual Tax Liability will be the amount of the actual payment or increased payment.

"Auditors" means the auditors for the time being of the Target (or if no such auditors are appointed, the accountants for the time being of the Target).

"Buyer's Relief" means:

(a)	any Relief arising to the Buyer or any member of the Buyer's Tax Group (other than the Target);

(b)	any Relief arising to the Target in connection with any Event occurring between the Locked Box Date and Completion in the ordinary course of business of the Target;

(c)	any Relief arising to the Target in connection with any Event occurring after Completion; and

(d)	any Accounts Relief.

"Buyer's Tax Group" means the Buyer and any other company or companies that are, from time to time, treated as members of the same group (including, without limitation, tax consolidation or fiscal unity) as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose including, without limitation, the Target after Completion.

"Claim for Tax" means any assessment (including a self-assessment), notice, demand, determination, letter or other document issued by or action taken by or on behalf of any Tax Authority, or any return, or amended return, computation, account, claim, election or other document or any other occurrence, from which it appears that the Target or the Buyer is or may be subject to a Tax Liability or other liability for which the Seller is or may be liable under the Tax Covenant or for a breach of any of the Tax Warranties.

"Corresponding Relief" means:

(a)	any Relief arising as a result of a liability in respect of which the Seller has made a payment under the Tax Covenant or for breach of any of the Tax Warranties;

(b)

any Relief arising as a result of or in connection with the Event or Events which gave rise to a liability in respect of which the Seller has made a payment under the Tax Covenant or for breach of any of the Tax Warranties; and

(c)	any Relief arising as a result of or in connection with any deduction, withholding or Tax referred to in paragraph 9.2 and/or paragraph 9.3 or the matter giving rise to the payment.

"Effective Tax Liability" has the meaning given to it in paragraph 2.1.

"Event" means the expiry of a period of time, the Target becoming or ceasing to be associated or connected with any other person for any Tax purpose (including, without limitation, ceasing to be part of any tax consolidation, or fiscal unity, with any other person(s)) or ceasing to be, or becoming, resident in any country for any Tax purpose, any change in accounting reference date, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any gross receipts, income, profit or gains, the incurring of any loss or expenditure, any transaction (including the execution and Completion of this agreement) and any event, act or omission whatsoever, and any reference to an Event occurring on, before or after a particular date includes Events that, for Tax purposes, are deemed to have occurred on, before or after that date.

"Excluded Claim for Tax" means any assessment (including a self-assessment), notice, demand, letter or other document issued by or action taken by or on behalf of any Tax Authority from which it appears that the Seller is or may be liable under an Excluded Tax Claim.

"Excluded Tax Claim" has the meaning given to it in Schedule 6.

"Group Relief" means any Relief available between members of a group (including, without limitation, any tax consolidation or fiscal unity) for Tax purposes.

"Indirect Tax" means any value added, turnover, sales, use or distribution Tax.

"Non-availability" means loss, reduction, modification, cancellation, non-availability, non-existence, absence, failure to obtain, counteraction, nullification, disallowance, withdrawal or clawback for whatever reason.

"Overprovision" means:

(a)	the amount by which any provision for Tax (including for the avoidance of doubt any provision for deferred Tax) contained in the Locked Box Accounts proves to be an over provision; and

(b)

the amount by which any repayment of Tax to the Target by a Tax Authority shown in the Locked Box Accounts proves to be understated (or if no amount is shown, the amount of any repayment of Tax to the Target).

"Relief" means:

(a)	any loss, allowance, credit, relief, deduction, exemption or set-off from or against or in respect of Tax; or

(b)	any right to a repayment of Tax (including any interest paid by any Tax Authority on that repayment) or any right to a payment in respect of Tax.

"Repayment" means the Target obtaining:

(a)	a repayment of Tax where the Seller has made a payment under the Tax Covenant or for breach of any of the Tax Warranties in respect of the same Tax that is the subject of the repayment; and

(c)	a repayment of Tax as a result of the use of a Corresponding Relief,

and, in either case, any interest paid by any Tax Authority on that repayment.

"Saving" means the use of a Corresponding Relief or a Seller's Relief to give rise to any repayment of or credit for Tax or reduce or eliminate any Actual Tax Liability or Tax liability of any member of the Buyer’s Group, in respect of which the Seller would not have been liable under the Tax Covenant.

"Seller's Relief" means any Relief other than a Buyer's Relief.

"Tax" means all forms of tax (including direct and Indirect Tax) and statutory, governmental, state, federal, provincial, local, government or municipal duties, imposts, contributions, levies, withholdings or other liabilities in the nature of taxation wherever chargeable and whether of Greece or any other jurisdiction (including, for the avoidance of doubt, social security contributions in Greece and equivalent obligations elsewhere) and any penalty, fine, surcharge or interest relating to it.

"Tax Authority" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in Greece or elsewhere.

"Tax Covenant" means the covenant set out in paragraph 4 (including any additional payment made pursuant to paragraph 9 of this Schedule).

“Tax Liability” means an Actual Tax Liability or an Effective Tax Liability.

"Tax Statutes" means any directive, statute, enactment, law, order or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

"Tax Warranties" means the warranties set out in paragraph 3 and "Tax Warranty" means any of them.

2	INTERPRETATION

2.1	In this Schedule "Effective Tax Liability" means the following:

(a)	the Non-availability (other than as a result of utilisation or set off) in whole or in part of any Accounts Relief; or

(b)

the utilisation or set-off in whole or in part of any Buyer's Relief where but for that utilisation or set-off an Actual Tax Liability would have arisen for which the Seller would have been liable to the Buyer under the Tax Covenant.

2.2	The value of an Effective Tax Liability is:

(a)	where the Effective Tax Liability involves the Non-availability of any Accounts Relief:

(i)	if the Accounts Relief is a right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment which is not available; and

(ii)

in any other case, the amount of Tax which would have been saved but for the Non-availability of the Accounts Relief on the assumption that the Target would have been able to utilise the Accounts Relief in question in the accounting period during which Completion falls; or

(b)	where the Effective Tax Liability involves the utilisation or set-off of a Buyer's Relief the amount of Tax saved by that utilisation or set-off.

2.3

Reference in this Schedule to gross receipts, income, profits or gains earned, accrued or received includes any gross receipts, income, profits or gains deemed for Tax purposes to have been earned, accrued or received, and references to gross receipts, income, profits or gains earned, accrued or received on or before a particular date (including Completion) or in respect of a particular period shall include gross receipts, income, profits or gains, which are deemed for Tax purposes to have been earned, accrued or received on or before that date or in respect of that period as the case may be.

2.4	References to a repayment of Tax includes any interest or any additional amount payable by a Tax Authority in respect of it.

2.5

Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Schedule and any provisions in this agreement concerning matters of construction or interpretation also apply in this Schedule.

2.6

Any stamp duty charged on any document (or in the case of a document that is outside a jurisdiction, any stamp duty that would be charged on the document if it were brought into that jurisdiction) that is necessary to establish the title of the Target to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Target to make an actual payment of Tax as a result of an Event occurring on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it and the presenting of any such document for stamping shall not constitute a voluntary act or transaction for the purposes of paragraph5.1(e).

2.7

References to the due date for payment of any Tax means the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

2.8	In this Schedule references to the Locked Box Accounts shall include the EV to Equity Bridge.

3	TAX WARRANTIES

3.1	Administration

(a)	The Target has accounted for all Tax for which it is liable to account and which was due and payable and is under no liability to pay any penalty, fine, surcharge or interest in respect of Tax.

(b)

All payments by the Target to any person which are required by law to be made under deduction or withholding of Tax have been so made and the Target has if required by law to do so accounted to the relevant Tax Authority for the Tax so deducted or withheld.

(c)

All notices, reports, accounts, statements, assessments, claims, disclaimers, elections, computations, returns and registrations and any other necessary information that were legally required to have been made by the Target for any Tax purpose to any Tax Authority have been made, were submitted within applicable time limits, were (and remain) accurate, correct and complete in all material respects and are not nor are likely to be the subject of any material dispute with any Tax Authority.

(d)

The Target has maintained and has in its possession or under its control all records, invoices, elections, statements and other information in relation to Tax which it is required by any of the Tax Statutes to maintain and enable the Tax liabilities of the Target to be calculated accurately in all material respects.

(e)

No Tax Authority has agreed in writing to operate any special arrangement (being an arrangement which is not accordance with a Tax Authority's published guidance) in relation to the Target's Tax affairs.

(f)	The Target has not been subject to any non-routine audit or visit by any Tax Authority.

(g)

The Target is not currently subject to any investigation or audit, whether ordinary or extraordinary, by any Tax Authority, and neither the Seller nor the Target has received, as at the date of this agreement, any written notice that any such investigation or audit is planned. Further, the Seller is not aware of any circumstances that make it likely that such an investigation will commence in the next 12 months.

(h)

The Disclosure Letter contains details of all concessions, agreements and arrangements that the Target has with any Tax Authority (other than concessions, agreements and arrangements that are generally published and made available by that Tax Authority to all taxpayers).

(i)

The Target is not, nor so far as the Seller is aware will it become, liable to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against any other person (other than the Target).

3.2	Status of the Target

(a)	The Target is and has always been resident in its jurisdiction of incorporation for Tax purposes.

(b)

The Target does not hold, nor at any time in the period of seven years ending with the date of this agreement has held, shares in a company that is not resident in Greece or had a permanent establishment (or other taxable presence) outside Greece.

(c)	The Target is not liable, nor at any time in the period of seven years ending with the date of this agreement, has been liable to register or account for Tax in any jurisdiction outside Greece.

3.3	Stamp duty

(a)

All instruments (other than those which have ceased to have any legal effect) to which the Target is a party as purchaser, lessee or assignee and which are required to be stamped either with a particular stamp denoting that no duty has been chargeable or that the document has been produced to the appropriate authority, have been properly stamped.

(b)	Neither entering into this agreement nor Completion will result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before Completion which will affect the Target.

3.4	Distributions

No distribution or deemed distribution has been made (or will be deemed to have been made) by the Target, except dividends shown in their statutory accounts, and so far as the Seller is aware, the Target is not bound to make any such distribution as at the date of this agreement.

3.5	Loans

All financing costs, including interest, discounts and premiums payable by the Target in respect of its loans and amounts payable by the Target in respect of its derivatives contracts, are deductible by the Target in computing their profits, gains or losses for Tax purposes.

3.6	Transfer pricing

All transactions or arrangements made by the Target in the past six years have been made on arm's length terms and the processes by which prices and terms have been arrived at have, in each case, been documented to the extent required by law. No notice, enquiry or adjustment has been made by any Tax Authority in connection with any such transactions or arrangements under any transfer pricing legislation.

3.7	Anti-avoidance

(a)	So far as the Seller is aware, the Target has not been involved in any transaction (or series of transactions) or scheme or arrangement:

(i)

the main purpose, or one of the main purposes of which was avoiding, deferring or reducing a liability to Tax or producing a loss for Tax purposes with no corresponding commercial or economic loss or circumventing the intended limits of a tax relief; or

(ii)	that is or was required to be disclosed to any Tax Authority under tax anti-avoidance legislation.

3.8	Indirect taxes

(a)	The Target is a taxable person and is registered to the extent required by law for the purposes of any applicable Indirect Tax.

(b)	The Target is not nor has been, in the period of six years ending with the date of this agreement, a member of a group for the purposes of Indirect Tax.

(c)

All supplies made by the Target are subject to Indirect Tax. The Target has not been, nor so far as the Seller is aware will be, denied full credit or allowance for all Indirect Tax paid or suffered by it.

4	COVENANT

Subject as provided in this Schedule the Seller covenants with the Buyer to pay to the Buyer an amount equal to:

(a)

any Actual Tax Liability which has arisen or arises as a result of or by reference to any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Target on or before Completion, whether or not that liability was discharged on or before Completion; and

(b)	the value of any Effective Tax Liability whenever arising;

(c)

any Actual Tax Liability, whenever arising, that arises due to a person (other than a member of the Buyer's Tax Group or the Target) that was, before Completion, connected or associated with the Target for any Tax purpose, failing to pay by the due date for payment any Tax for which that person was liable or which related to any gross receipts, income, profits or gains of, or supplies made by, that person;

(d)

any Actual Tax Liability, whenever arising, that arises in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of securities, where the grant of the option or other right to acquire securities or the acquisition of the security occurred on or before Completion;

(e)

any liability of the Target to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Buyer’s Tax Group) in respect of Group Relief under any arrangement or agreement entered into by the Target, or applying to the Target, on or before Completion save if and to the extent that the payment or repayment is reflected in the Locked Box Accounts;

(f)

loss, in whole or in part, of the right of the Target to receive any payment (other than from a member of the Buyer’s Tax Group) for Group Relief under any arrangement or agreement entered into by, or applying to, the Target on or before Completion where the payment was taken into account as an asset in the Locked Box Accounts;

(g)

any Actual Tax Liability arising under transfer pricing legislation as a result of any pricing applied on any related party transactions not being on arms' length terms prior to Completion or otherwise as a result of a failure prior to Completion to comply with such legislation;

(h)	any Actual Tax Liability that is a liability for Greek withholding tax arising as a result of payments for software purchases by the Target made prior to Completion being treated as royalties;

(i)	any Actual Tax Liability arising as a result of the demerger effected pursuant to the Final Demerger Deed prior to Completion;

(j)	any Actual Tax Liability arising as a result of the Target’s failure prior to Completion to obtain a tax audit certificate from its statutory auditor in respect of the period prior to Completion;

(k)

any Actual Tax Liability arising as a result of the recognition of sales discounts and sales revenues in respect of the 12 month period ending 31 December 2024, where such sales discounts and sales revenues actually occurred during the 12 month period ending 31 December 2023;

(l)	any Actual Tax Liability arising from the Target’s failure to make a transfer pricing declaration for 2020 in respect of costs recharged to the Seller;

(m)	any Actual Tax Liability arising from the absence of transfer pricing files and records in the Target in respect of the period prior to Completion;

(n)	any Actual Tax Liability arising from inconsistent accounting treatment of the Target in respect of accrual methods and recognition of deferred income in respect of the period prior to Completion;

(o)	any Actual Tax Liability arising from hospitality expenses arising prior to Completion not being adjusted for Tax purposes; and

(p)	any reasonable third party costs and expenses properly incurred by the Buyer, any other member of the Buyer's Tax Group or the Target in connection with:

(i)	any Tax Liability or other liability in respect of which the Seller is liable under this Schedule; and/or

(ii)	any Claim for Tax for which the Seller is liable under this Schedule; and/or

(iii)	successfully taking or defending any action under this Schedule.

5	LIMITATIONS

5.1	The Seller shall not be liable under the Tax Covenant or for breach of any of the Tax Warranties in respect of a Tax Liability to the extent that:

(a)	provision or reserve (other than a provision for deferred tax) was made for that liability in the Locked Box Accounts; or

(b)	it was paid on or before Completion and payment or discharge of that liability has been taken into account in the Locked Box Accounts; or

(c)

the liability arises as a result of an Event occurring, or any gross receipts, income, profits or gains earned, accrued or received by the Target in each case in the ordinary course of business of the Target carried on between the Locked Box Date and Completion; or

(d)	the liability is a Permitted Payment; or

(e)

the liability would not have arisen but for, or is increased only as a result of, any voluntary act, transaction or omission of the Target, the Buyer or any member of the Buyer's Tax Group outside the ordinary course of business after Completion and which the Buyer knew or ought reasonably to have known would give rise to the liability in question; or

(f)	the liability arises or is increased only as a result of:

(i)	the imposition of any Tax or any increase in rates of Tax;

(ii)	any change in law,

in each case, other than a change targeted specifically at countering tax avoidance and announced and coming into force after Completion; or

(iii)	any change in the published practice or concession of any Tax Authority (whether or not the change is retrospective in whole or in part); or

(iv)	any decision of a court or tribunal,

in each case occurring after Completion; or

(g)

the liability arises or is increased or any provision or reserve in respect of that liability in the Locked Box Accounts or is insufficient as a result of any change after Completion in the bases, methods or policies of accounting of the Target save where the change is made to comply with generally accepted accounting practice in force as at Completion; or

(h)

the liability would not have arisen but for any voluntary claim, election, surrender or disclaimer made or notice or consent given after Completion under, or in connection with, the provisions of any Tax Statute by the Target or any member of the Buyer's Group (other than anything:

(i)	the making or giving of which was taken into account in computing any provision, allowance or reserve for Tax in the Locked Box Accounts;

(ii)	that was made given or done at the written request of the Seller; or

(iii)	that was required to comply with any Tax Statute or with generally accepted accounting practice current at Completion); or

(i)

the liability would not have arisen but for the voluntary withdrawal or amendment by the Target, the Buyer or any member of the Buyer's Group after Completion of any valid claim, surrender, disclaimer, notice or consent made by the Target prior to Completion or made after Completion in respect of the period ending on or before Completion; or

(j)

the liability would not have arisen but for the voluntary failure or omission by the Target or any member of the Buyer's Group to make any claim, election, surrender or disclaimer or give any notice or consent under or in connection with the provisions of any Tax Statute where the making or giving of which was taken into account in computing any provision, allowance or reserve in the Locked Box Accounts; or

(k)

any Seller's Relief is available to the Target at no cost to the Target to set against or otherwise mitigate the liability in question and the Buyer is made aware of the availability of the Relief by the Seller in such time and manner as enables the Relief to be used; or

(l)

the income, profits or gains in respect of which the liability in question arises were actually earned, accrued or received by the Target prior to the Locked Box Date but were not reflected in the Locked Box Accounts and the relevant income, profits or gains were either retained by the Target at Completion or expended by the Target in its ordinary course of business;

(m)

the liability has been made good by insurers or otherwise compensated for without cost to the Buyer or the Target including but not limited to under the W&I Policy provided that any premium payable in connection with the W&I Policy shall not be taken to be a cost to either the Buyer or the Target for these purposes; or

(n)	payment or discharge has already been made by the Seller for the liability in question under this agreement.

5.2

For the purposes of paragraph 5.1(e), an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Target on or before Completion or imposed on the Target or the Buyer or any other member of the Buyer's Tax Group by any legislation whether coming into force before, on or after Completion or if carried out at the written request or with the written approval of the Seller such approval not to be unreasonably withheld or delayed.

5.3

The Seller shall not be liable in respect of any breach of any of the Tax Warranties if and to the extent that the loss is or has been included in any claim under the Tax Covenant or vice versa in respect of any claim under the Tax Covenant.

6	DURATION AND EXTENT

For the avoidance of doubt clause 9 and Schedule 6 of this agreement shall apply in respect of any liability under the Tax Covenant or for breach of any of the Tax Warranties to the extent therein stated as if they were set out and repeated in this Schedule.

7	CONDUCT OF CLAIMS

7.1

Subject to paragraph 7.2, if the Target or the Buyer becomes aware of a Claim for Tax, the Buyer shall or shall procure that the Target shall give written notice of that Claim for Tax to the Seller as soon as reasonably practicable and, in any event, in the case where the Claim for Tax consists of an assessment or demand for which the period for response or appeal is time limited, within twenty Business Days prior to the expiry of any time limit (provided that failure to deliver that notice within that time frame should not restrict the ability of the Buyer to make a claim against the Seller under the Tax Covenant or for breach of any of the Tax Warranties) and shall keep the Seller informed of all material matters relating to the Claim for Tax.

7.2

If the Seller becomes aware of an Excluded Claim for Tax, it shall give notice to the Buyer as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Seller notice of the Excluded Claim for Tax in accordance with the provisions of paragraph 7.1.

7.3

The Buyer will procure that neither the Buyer, any member of the Buyer's Tax Group, the Target or any other person acting on their behalf will make any voluntary disclosure to any Tax Authority in respect of the Target's Tax affairs that may result in an Excluded Claim for Tax except where such disclosure is required in order to accurately answer any enquiry or request for information from any Tax Authority (a "Prompted Disclosure").

7.4

The Buyer shall not submit a Prompted Disclosure to any Tax Authority without first affording the Seller with a reasonable opportunity to comment thereon and reflecting such amendments as the Seller requests to such documents or correspondence.

7.5

On the basis of the information made available to it prior to the date of this agreement, the Buyer has no current intention of making, nor of requesting or procuring that the Target, any other member of the Buyer's Group or any person acting on behalf of any of the foregoing makes, a Prompted Disclosure.

7.6

Subject to this paragraph 7.6 and paragraph 7.7, the Buyer shall or shall procure that the Target shall take all actions to avoid, dispute, resist, appeal, mitigate, compromise or contest any Excluded Claim for Tax as the Seller may reasonably request in writing provided that the Buyer shall not be obliged to take or procure that the Target takes any action unless the Seller has indemnified the Buyer and the Target to the Buyer's reasonable satisfaction against any reasonable costs or expenses which may be properly incurred in taking the action.

7.7

The Seller may elect to have any action referred to in paragraph 7.6 delegated to it and conducted by professional advisers nominated by it for this purpose acting in the name of the Target but reporting to the Seller in which event the Seller shall:

(a)	keep the Buyer fully informed of all matters relating to the action and deliver to the Buyer copies of all material written correspondence relating to the action;

(b)	obtain the Buyer's prior written approval (not to be unreasonably withheld or delayed) to the content and sending of each material written communication relating to the action to a Tax Authority; and

(c)	obtain the Buyer's prior written approval (not to be unreasonably withheld or delayed) to:

(i)	the settlement or compromise of the Excluded Claim for Tax which is the subject of the action; and

(ii)	the agreement of any matter in the conduct of the action which is likely to affect the amount of the Excluded Claim for Tax.

7.8	The Buyer shall (or shall procure that the Target shall) provide all information and assistance as the Seller may reasonably require to allow it to exercise its rights under this paragraph 7.

7.9

If at any time the Seller has not exercised the election referred to in paragraph 7.7 but requests that the Target take any action referred to in paragraph 7.6 the provisions of paragraph 7.7 shall apply as if references to the "Seller" are references to the "Buyer" and vice versa.

7.10	The Buyer shall in its absolute discretion decide whether to make a claim under the Tax Covenant or the Tax Warranties or both.

8	DATE FOR PAYMENT

8.1	A payment to be made by the Seller in respect of any liability under the Tax Covenant shall be made in cleared and immediately available funds on the following dates:

(a)	in the case of an Actual Tax Liability on or before the later of:

(i)	seven days after written demand for that payment; and

(ii)	two days before the due date for payment;

(b)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.1(a) on or before the later of:

(i)	seven days after written demand for that payment; and

(ii)

the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the period in which the Non-Availability of the Relief gives rise to an actual liability to pay Tax, or in the case of a repayment of Tax, the date on which that repayment would have been made;

(c)	in the case of an amount in respect of an Effective Tax Liability within paragraph 2.1(b) on or before the later of:

(i)	seven days after written demand for that payment; and

(ii)	two days before the date on which the Tax saved by the utilisation or set-off of the Buyer's Relief would otherwise have become due and payable to the relevant Tax Authority;

(d)

in the case of an amount under paragraph 4(p) seven days after the Buyer has given written notice and evidence of the costs and expenses incurred by the Buyer or the Target to the Seller or the date upon which the payment of such costs and expenses becomes due, if later.

9	WITHHOLDING AND TAX

9.1

All payments made by the Seller under the Tax Covenant shall be made gross, free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature save for any deductions or withholdings required to be made by law.

9.2

If the Seller is required by law to make any deduction or withholding from any payment under the Tax Covenant it shall make that deduction or withholding and the sum due in respect of the payment shall be increased to the extent necessary to ensure that after the making of the deduction or withholding the Buyer receives and retains (free of any liability in respect of the deduction or withholding) a net sum equal to the sum which it would have received and retained had no deduction or withholding been required to be made (and after giving credit for any relief from or credit in respect of Tax available to the Buyer in respect of the deduction or withholding or the matter giving rise to it).

9.3

If any payment under the Tax Covenant is subject to Tax in the hands of the Buyer (other than Tax attributable to the payment being properly treated as an adjustment to the consideration paid by the Buyer for the Target or one of interest) the Seller shall within seven days' notice in writing being served on it by the Buyer pay to the Buyer any further amount as shall ensure that the net amount received in respect of the payment after Tax is the same as it would have been had the payment not been subject to Tax (and after giving credit for any relief from or credit in respect of Tax available to the Buyer in respect of the payment or the matter giving rise to the payment).

9.4

The Seller shall not be obliged to pay any additional amount under paragraph 9.2 or 9.3 in respect of any deduction or withholding or any Tax as a result of any action of the Buyer or in the event that the Buyer assigns the whole or any part of the benefit of this agreement.

10	OVERPROVISIONS, SAVINGS AND REPAYMENTS

10.1

If within seven years of Completion or, if later, the date which is six months after the last date on which the Seller is required to make a payment under an Excluded Tax Claim the Buyer becomes aware that there may have been an Overprovision or that the Target or a member of the Buyer's Group has or may have obtained a Repayment or Saving, the Buyer shall (or shall procure that the Target shall) as soon as reasonably practicable, inform the Seller of that fact.

10.2

The Seller may request at the Seller’s sole cost and expense that the Auditors determine whether or not there has been any Overprovision, Repayment or Saving and the Buyer (at the Seller’s sole cost and expense) shall procure that the Auditors are instructed to provide their determination as soon as practicable.

10.3

In carrying out the determination referred to in paragraph 10.2 the Auditors shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties to this agreement.

10.4

If the Auditors determine that there has been an Overprovision, Repayment or Saving then the amount of the Overprovision, Repayment or Saving (the "Relevant Amount") is to be dealt with in accordance with this paragraph 10.4:

(a)	the Relevant Amount shall first be set off against any payment due from the Seller under an Excluded Tax Claim;

(b)

to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph (a), a refund shall be made to the Seller of any previous payment or payments made by the Seller under an Excluded Tax Claim and not previously refunded under this paragraph (b) up to the amount of any excess; and

(c)

to the extent that the excess referred to in paragraph (b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward to set off against any future payments to be made by the Seller under an Excluded Tax Claim.

10.5

Where any determination as is mentioned in paragraph 10.2 has been made, the Seller or the Buyer may (at the requesting party' expense) instruct the Auditors to review that determination in the light of all relevant circumstances, including any facts which have become known only since the determination, and to determine whether the determination remains correct or whether, in the light of those circumstances, the amount that was the subject of the determination should be amended.

10.6

If the Auditors determine under paragraph 10.2 that an amount previously determined should be amended, that amended amount shall be substituted for the purposes of paragraph 10.2 as the Relevant Amount in respect of the determination in question in place of the amount originally determined, and any adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as reasonably practicable by the Seller or the Buyer as the case may be.

10.7	The Buyer will procure that the Target uses any Relief available to it which would give rise to a Repayment or Saving as soon as it is reasonably practicable for the Target to do so.

11	RECOVERY FROM OTHER PERSONS

11.1	If the Seller has paid an amount in discharge of an Excluded Tax Claim and:

(a)

the Target or the Buyer is entitled to recover from any other person (including but not limited to a Tax Authority and under the W&I Policy) any sum in respect of any matter covered by an Excluded Tax Claim; and

(b)

the Seller has first agreed to indemnify the Buyer and the Target against all reasonable costs which the Buyer and the Target may properly incur in connection with the taking of the following action (other than in respect of a claim under the W&I Policy where the Warrantors shall not be required to give such an indemnity save in respect of the Retention), then the Buyer shall or shall procure that the Target shall take all reasonable steps to enforce the recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be obliged to take any action under this paragraph that, in the Buyer’s reasonable opinion, is likely to harm its or the Target’s future Tax position.

11.2

If the Target or the Buyer recovers from any third party any sum in respect of a liability for which a claim could be or has been made against the Seller under an Excluded Tax Claim an amount equal to the amount so recovered together with any interest or repayment supplement thereon (less the reasonable costs incurred) and expenses paid by that person (insofar as not reimbursed by the Seller) shall:

(a)

if the Seller has at the time of the recovery made any payment under an Excluded Tax Claim, the amount shall be paid to the Seller by the Buyer within seven days of the recovery (provided that the amount paid to the Seller under this paragraph 11.1 shall not exceed the amount of the payment made by the Seller under an Excluded Tax Claim);

(b)

if any claim has been or could be made by the Buyer under an Excluded Tax Claim but the Seller has not at the time of the recovery made payment in respect of that sum, the amount recovered shall be set against and reduce pro tanto the claim against the Seller.

12	REDUCTION IN CONSIDERATION

Any payments made under this agreement by the Seller shall be treated as a reduction in the consideration payable under this agreement to the extent permitted by law.

13	TAX RETURNS

13.1	Subject to this Paragraph 13, the Buyer will have exclusive conduct of all Tax affairs of the Target after Completion.

13.2

The Buyer shall procure that the Target keeps the Seller fully informed of all material matters relating to the Target’s Tax affairs for any accounting period ended on or before Completion, for which final agreement with the relevant Tax Authority of the amount of Tax due from the Target has not been reached. The Buyer shall not submit any correspondence or submit or agree any return or computation for any such period to or with any Tax Authority, without giving the Seller a reasonable opportunity to comment and incorporating the Seller's reasonable written representations.

13.3

The Buyer shall procure that the Target shall not amend or withdraw any return or computation or any claim, election, surrender or consent made by it for any accounting period ended on or before Completion without giving the Seller a reasonable opportunity to comment and incorporating the Seller's reasonable written representations.

13.4	For the avoidance of doubt the provisions of this Paragraph shall operate without prejudice to the rights of the Buyer to make a claim under this Schedule.

SCHEDULE 6
Warranty Limitations

1	DEFINITIONS AND INTERPRETATION

In this Schedule (unless the context otherwise requires), the following words and expressions shall have the following meanings:

"Accounts" shall be construed as a reference to the Target Accounts, the Individual Accounts, the Management Accounts and the Locked Box Accounts.

"Claim" means any Warranty Claim or Tax Claim.

“Covered Tax Claim” means any Tax Claim other than an Excluded Tax Claim.

“Covered Warranty Claim” means any Warranty Claim other than an Excluded Warranty Claim.

“Excluded Warranty Claims” means a Claim for breach of the Warranty at paragraph 4.4 of Schedule 2 or any Warranty Claim that is excluded from the W&I Policy under paragraphs 3.1(i), 3.1(j), 3.1(k) or 3.1(l) of the W&I Policy.

“Excluded Tax Claims” means (i) a Tax Claim for breach of any of the warranties at paragraph 3.3(b) and 3.4 of Schedule 5; (ii) a Tax Claim for breach of any of the indemnities at paragraphs 4(d), 4(h), 4(i) and 4(j)-(o) of Schedule 5; or (iii) any Tax Claim that is excluded from the W&I Policy under paragraphs 3.1(i), 3.1(j), 3.1(k) or 3.1(l) of the W&I Policy.

"Fundamental Warranty Claim" means any claim for breach of the Fundamental Warranties.

“Retention” means the sum of €40,000.

“Tax Authority” shall have the meaning attributed to such term in Schedule 5.

“Tax Claim” means any claim for breach of the Tax Warranties or under the Tax Covenant.

“Warranty Claim” means any claim for breach of the Warranties other than the Tax Warranties.

2	TIME LIMITS FOR BRINGING CLAIMS

2.1	The Seller shall not be liable for any Claim unless the Seller has received from the Buyer written notice on or before the date falling:

(a)	24 months from Completion in respect of a Warranty Claim excluding a Fundamental Warranty Claim);

(b)	5 years from Completion in respect of a Fundamental Warranty Claim; and

(c)	6 years from Completion in respect of a Tax Claim.

2.2

Any Warranty Claim shall (if not previously satisfied, withdrawn or settled) be deemed to have been withdrawn and waived by the Buyer (and no new Warranty Claim may be made in respect of the facts giving rise to such withdrawn Warranty Claim) unless legal proceedings in respect of such Warranty Claim have been commenced (by being both issued and served on the Seller) within 9 months of the notification of such Warranty Claim to the Seller pursuant to paragraph 2.1 above.

2.3

Subject always to the provisions of paragraph 2.1 of this Schedule, the 9 month time limit referred to in paragraph 2.2 above shall not start to run in relation to any Warranty Claim which is below the Threshold (as defined in paragraph 3.3 below) until such time as all Warranty Claims which have been notified exceed the Threshold.

3	LIMITATIONS ON QUANTUM

3.1	Notwithstanding any other provision of this agreement the total aggregate liability of the Seller for all Claims and Indemnity Claims shall not exceed:

(a)	€8,000,000; less

(b)	any amount actually recovered by the Buyer under the W&I Policy for any Claims;

3.2	Subject always to paragraph 3.1, the total aggregate liability of the Seller for:

(a)	Fundamental Warranty Claims, Covered Warranty Claims and Covered Tax Claims shall not in any circumstances exceed an amount equal to the Retention;

(b)	Excluded Warranty Claims shall not in any circumstances exceed €8,000,000; and

(c)	Excluded Tax Claims shall not in any circumstances exceed €8,000,000.

3.3

The Seller shall not be liable for any Warranty Claim (or series of Warranty Claims arising from substantially the same facts or circumstances) unless the amount of such Warranty Claim, when taken together with the aggregate amount of all other Warranty Claims, exceeds €80,000 ("Threshold") in which event the Seller shall (subject to the other limits contained in this Schedule) be liable for the whole amount of the Warranty Claim and not just for the amount by which such aggregate amount exceeds the Threshold.

3.4

The Seller shall not be liable for any Warranty Claim which does not exceed €15,000 ("De Minimis Claim"). For the purpose of this paragraph 3.4, separate Claims of whatever value arising from the same fact, matter, event or circumstance shall be aggregated.

4	NO DOUBLE COUNTING

The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution in respect of any Claim and / or under any other provision of this agreement more than once in respect of any loss arising out of or in connection with the same fact, matter or circumstances.

5	REIMBURSEMENT OF CLAIMS

The Seller shall not be liable for any Warranty Claim if and to the extent that the Buyer or any member of the Buyer's Group or those deriving title from the Buyer have already obtained reimbursement or restitution in respect of such Warranty Claim from any third party.

6	CHANGES ON AND/OR AFTER COMPLETION

The Seller shall not be liable for any Warranty Claim to the extent that it arises, or is increased or extended by:

(a)

 any decision of any court or tribunal or the passing or coming into force of or any change in any legislation, regulation, directive, requirement or any practice of any government, government department or agency or regulatory body (including the withdrawal of any extra statutory concession of a Tax Authority), or any increase in rates of Tax or variation in the method of applying or calculating the rate of Tax, in each case made on and/or after Completion; or

(b)

 any change in any accounting basis, policy, practice or approach of, or applicable to, the Target or the Buyer or any member of the Buyer's Group, or any change in the way an accounting basis is adapted for Tax purposes, in each case, made on and/or after Completion.

7	ACTS OF THE BUYER

The Seller shall not be liable for any Warranty Claim to the extent that:

(a)	such Warranty Claim arises or is increased as a result of any breach by the Buyer of any of its obligations under this agreement; or

(b)	such Warranty Claim is attributable to or is increased by any voluntary act, omission, transaction or arrangement carried out by, at the request of or with the consent of, the Buyer before Completion.

8	ACCOUNTING

The Seller shall not be liable for any Warranty Claim to the extent that any amount is expressly and specifically allowed, fully provided for or reserved in the Accounts in respect of the fact, matter, event or circumstance giving rise to such Warranty Claim.

9	GENERAL LIMITATIONS

9.1

Without prejudice to any other provision of this Schedule 6, the Seller shall not be liable in respect of a Claim, Indemnity Claim or Tax Claim where the Buyer or any member of the Buyer's Group is entitled to make a claim under the W&I Policy, in respect of any matter or circumstance giving rise to the Claim, Indemnity Claim or Tax Claim, unless and until the Buyer (or the relevant member of the Buyer's Group) shall have made (or procures that the relevant member of the Buyer's Group shall have made) a claim against its insurers pursuant to the W&I Policy and used its reasonable endeavours to pursue such claim against the W&I Insurer, provided that the period for issuing and serving proceedings in respect of that claim as specified in paragraphs 2.1 and 2.2 of this Schedule 6 shall not begin to run until the date on which the pursuit of such claim against the W&I Insurer by the Buyer (or the relevant member of the Buyer's Group) has ceased.

9.2	In the event that the Buyer subsequently recovers, from the W&I Insurer:

(a)	any amount relating to an amount already paid by the Seller to the Buyer; or

(b)	an amount such that the total amount recovered by the Buyer for all Claims and Indemnity Claims exceeds the Consideration,

the Buyer will as soon as reasonably practicable reimburse the Seller for such amount.

10	MITIGATION BY THE BUYER

Nothing in this agreement shall relieve the Buyer of any common law or other duty to mitigate any loss, liability or damage suffered or incurred by it, provided always that this shall not apply to any claim under the Tax Covenant.

SCHEDULE 7
Permitted Payments

OMITTED FROM EXHIBIT 2.1 PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

EXECUTED as a DEED	)

(but not delivered until the date hereof))

by INFITERRA HOLDING LIMITED	)

acting by Shawn McMorran,	)	/s/ Shawn McMorran

a director, in the presence of:	)

Witness Signature	/s/ Claire Smith

Witness Name:	Claire Smith

Witness Address:	[***]

Witness Occupation	Self Employed

EXECUTED as a DEED	)

(but not delivered until the date hereof))

by CLIMB GLOBAL SOLUTIONS, INC.	)

acting by Dale Foster,	)	/s/ Dale Foster

a director, in the presence of:	)

Witness Signature	/s/ Amy Yost

Witness Name:	Amy Yost

Witness Address:	[***]

Witness Occupation	Retired

EXECUTED as a DEED	)

(but not delivered until the date hereof))

by VASSILIOS ZOGRAFOS	)

in the presence of:	)	/s/ Vassilios Zografos

Witness Signature	/s/ George Varelopoulos

Witness Name:	George Varelopoulos

Witness Address:	[***]

Witness Occupation	Lawyer

EXECUTED as a DEED	)

(but not delivered until the date hereof))

by APOSTOLOS KARAKAXAS	)

in the presence of:	)	/s/ Apostolos Karakaxas

Witness Signature	/s/ George Varelopoulos

Witness Name:	George Varelopoulos

Witness Address:	[***]

Witness Occupation	Lawyer